UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
____________________________________________

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12
Qualtrics International Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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333 W River Park Drive
Provo, Utah 84604
April 14, 2023
To Our Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Qualtrics International Inc. to be held on May 24, 2023, at 10:30 a.m. Mountain Time. The Annual Meeting will be completely virtual and conducted via live audio webcast to enable our stockholders to participate from locations around the world. You may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2023.
The matters expected to be acted upon at the Annual Meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.
To ensure that your shares will be represented, you may cast your vote over the Internet, by phone, or by completing and mailing a proxy card. Your vote by proxy will ensure your representation at the Annual Meeting regardless of whether you attend. Returning the proxy does not deprive you of your right to attend and vote your shares electronically at the Annual Meeting.
Thank you for your continued support of Qualtrics.

Zig Serafin	Ryan Smith
Chief Executive Officer	Founder & Executive Chair

YOUR VOTE IS IMPORTANT
On or about April 15, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2023 Annual Meeting of Stockholders (the “Proxy Statement”) and our 2022 Annual Report on Form 10-K (“2022 Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. This Proxy Statement and our 2022 Annual Report can be accessed directly online at www.proxyvote.com using the control number located on the Notice, on your proxy card or in the instructions that accompanied your proxy materials. A copy of our 2022 Annual Report and Proxy Statement are also available on our investor relations website at https://www.qualtrics.com/investors/.

Whether or not you plan to attend the meeting, please ensure that your shares are voted at the Annual Meeting by signing and returning a proxy card or by using our Internet or telephonic voting system.

Qualtrics International Inc.
333 W River Park Drive
Provo, Utah 84604

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2023

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Qualtrics International Inc. will be held on May 24, 2023, at 10:30 a.m. Mountain Time. The Annual Meeting will be completely virtual and conducted via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2023.
Only stockholders of record at the close of business on March 27, 2023 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement accompanying this Notice:
1. To elect the following eleven directors, all of whom are currently serving on our board of directors, each to serve until the next annual meeting of stockholders and until his or her successor has been elected and qualified, or until his or her earlier death, resignation, or removal:

Ritu Bhargava
Egon Durban
Sindhu Gangadharan
Omar Johnson
Christian Klein
Robin Manherz
Luka Mucic
Scott Russell
Zig Serafin
Ryan Smith
Kelly Steckelberg

2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Our board of directors recommends that you vote “FOR” the director nominees named in Proposal One, and “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm as described in Proposal Two.

We have elected to provide electronic access to our Annual Meeting materials, which include the proxy statement for our Annual Meeting (the “Proxy Statement”) accompanying this notice, in lieu of mailing printed copies. On or about April 15, 2023, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and our 2022 Annual Report on Form 10-K (the “Annual Report”). The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. Our Proxy Statement and our Annual Report can be accessed directly online at www.proxyvote.com using the control number located on your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

By Order of the Board of Directors,

Blake Tierney
General Counsel & Secretary

Provo, Utah
April 14, 2023

Qualtrics International Inc.
333 W River Park Drive
Provo, Utah 84604
PROXY STATEMENT
April 14, 2023
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING
1. What are Proxy Materials?
The accompanying proxy is delivered and solicited on behalf of the board of directors of Qualtrics International Inc., a Delaware corporation, in connection with the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 24, 2023, at 10:30 a.m. Mountain Time, via live audio webcast in a virtual meeting format at www.virtualshareholdermeeting.com/XM2023. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares. The proxy materials include this proxy statement for the Annual Meeting, an annual report to stockholders, including our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), and the proxy card or a voting instruction form for the Annual Meeting (“Proxy Materials”).
2. Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of Proxy Materials?
In accordance with the SEC rules, we may furnish proxy materials, including this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, we are sending the Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record and beneficial stockholders as of March 27, 2023, which is the record date for the Annual Meeting.
3. How can I access the Proxy Materials over the Internet?
The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to view the Proxy Materials on the Internet. Electronic copies of this proxy statement and the Annual Report are available at www.proxyvote.com.
4. How can I sign up for the electronic proxy delivery service?
The Notice and proxy card or voting instruction form included with the Proxy Materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

5. I share an address with another stockholder. Why did we receive only one copy of the Proxy Materials and how may I obtain an additional copy of the Proxy Materials?
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for stockholders and reduce costs.
We and a number of brokers with account holders who are our stockholders may be householding our Proxy Materials. If we do, we will deliver a single set of Proxy Materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of Proxy Materials, or if you are receiving multiple sets of Proxy Materials and would like to receive only one, please notify your broker, bank or other nominee if you are a beneficial stockholder or notify us if you are a registered stockholder. Registered stockholders can notify us by sending a written request to Qualtrics International Inc., c/o Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717, or by calling 1-866-540-7095, and we will promptly deliver any additional Proxy Materials requested.
6. What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•    Proposal One: the election of eleven directors; and

•    Proposal Two: the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

We are not aware of any other business to be acted upon at the Annual Meeting.
7. How does the board of directors recommend I vote on these proposals?

•    “FOR” the election of each director nominee; and

•    “FOR” the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
8. Who is entitled to vote at the Annual Meeting?
Only holders of record of our Class A common stock and Class B common stock at the close of business on March 27, 2023, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on March 27, 2023, we had 183,125,163 shares of Class A common stock outstanding and 423,170,610 shares of Class B common stock outstanding and entitled to vote. Holders of our Class A common stock are entitled to one vote for each share held as of the above record date. Holders of our Class B common stock are entitled to ten votes for each share held as of the above record date. Holders of our Class A common stock and Class B common stock will vote together as a single class on all matters described in this proxy statement.

A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of shares of our capital stock representing a majority in voting power of the outstanding shares entitled to vote generally at a meeting of stockholders, represented in person (including virtually) or by proxy, will constitute a quorum at the Annual Meeting.
Registered Stockholders. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (“AST”), you are considered the stockholder of record with respect to those shares, and the Proxy Materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.
Beneficial Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and the Proxy Materials were forwarded to you by your broker, bank or other nominee, who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial owners are also invited to attend and vote at the Annual Meeting.
9. What votes are required to approve each of the proposals?
For Proposal One, each director shall be elected by the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) properly cast with respect to such director, which means that the number of shares voted “FOR” each director must exceed the number of shares voted “AGAINST” such director. Pursuant to our amended and restated bylaws, if the votes cast for any director nominee do not exceed the votes cast against the director nominee, then such director shall offer to tender his or her resignation, and our nominating and corporate governance committee will make a recommendation to the board of directors as to whether to accept or reject such director’s resignation or whether other action should be taken. The board of directors will act on the committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of directors.
Proposal Two, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, requires the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST" this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal.

10. How are broker non-votes and abstentions counted?
A broker non-vote occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have discretionary authority to vote on the matter and has not received voting instructions from beneficial owners of such shares. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a broker who has not received instructions from beneficial owners does not have discretion to vote such uninstructed shares on that proposal. At our Annual Meeting, only the ratification of the appointment of our independent registered public accounting firm (Proposal Two) is considered a routine matter. Proposal One is considered “non-routine,” and your broker will not have discretion to vote on this proposal.
Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. The preceding question and answer describe how abstentions and broker non-votes are considered for Proposals One and Two.
11. Why are we holding a virtual Annual Meeting?
We are leveraging technology to hold a virtual Annual Meeting that expands convenient access to, and enables participation by, stockholders from locations around the world. We believe the virtual format encourages attendance and participation by a broader group of stockholders, while also reducing the costs and environmental impact associated with an in-person meeting.
12. How can I attend and participate in the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively via live audio webcast. You will be able to attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/XM2023. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card, or voting instruction form. The Annual Meeting will begin promptly at 10:30 a.m. Mountain Time on May 24, 2023. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 10:15 a.m. Mountain Time, and you should allow ample time to ensure your ability to access the meeting.
We will hold our question and answer session with management immediately following the conclusion of the business to be conducted at the Annual Meeting. You may submit a question at any time during the meeting by visiting www.virtualshareholdermeeting.com/XM2023. We intend to answer questions that were submitted during the Annual Meeting that are pertinent to Qualtrics and the meeting matters, as time permits. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. The Chairman of the meeting has broad authority to conduct the Annual Meeting in an orderly manner, including establishing rules of conduct. A copy of the rules of conduct will be available online at the Annual Meeting. A replay of the Annual Meeting will be available on our website at www.qualtrics.com/investors after the meeting.
13. What if I have technical difficulties or trouble accessing the virtual meeting website during the check-in time or during the Annual Meeting?
Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number posted on www.virtualshareholdermeeting.com/XM2023.

14. Can I vote at the Annual Meeting?
You may vote your shares electronically at the Annual Meeting by using the control number on your Notice, proxy card, or voting instruction form and following the instructions at www.virtualshareholdermeeting.com/XM2023. If you have already voted previously by telephone or Internet, there is no need to vote again at the Annual Meeting unless you wish to revoke and change your vote.
15. Can I vote by telephone or Internet?
For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with AST will also be able to vote by telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with AST, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. Submitting a telephonic or Internet proxy will not affect your right to vote electronically at the Annual Meeting should you decide to attend the Annual Meeting. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly.
The accompanying proxy card provides instructions on how to vote via the Internet or by telephone.
16. How will my proxy be voted?
The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the Annual Meeting. Stockholders are requested to vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, by completing, dating, and signing the accompanying proxy and promptly returning it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be voted in accordance with the recommendation of our board of directors set forth in this proxy statement: in the case of the election of directors, as a vote “FOR” the election of all nominees presented by the board of directors; and in the case of the ratification of BDO USA, LLP as our independent registered public accounting firm, as a vote “FOR” such ratification.
17. How do I change or revoke my proxy?
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, by voting again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by attendance at the Annual Meeting and voting electronically.
18. Who will tabulate the votes?
We have designated a representative of Broadridge Financial Solutions as the Inspector of Elections who will tabulate the votes.

19. Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final results on a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting.
20. How can I make proposals or make a nomination for director for next year’s annual meeting?
You may present proposals for action at a future meeting or submit nominations for election of directors only if you comply with the requirements of the rules established by the SEC and our amended and restated bylaws, as applicable.
In order for a stockholder proposal to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of stockholders to be held in 2024 (the "2024 Annual Meeting"), the proposal must be received by us at Qualtrics International Inc., Attn: Corporate Secretary, 333 W River Park Drive, Provo, UT 84604, no later than December 15, 2023. If the date of the 2024 Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. A proposal submitted outside the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be considered untimely if received after February 28, 2024.
Stockholders wishing to bring a proposal or nominate a director at the 2024 Annual Meeting (but not include it in our proxy materials) under our amended and restated bylaws must provide written notice of such proposal to our Secretary at our principal executive offices between close of business January 24, 2024 and close of business February 23, 2024 and comply with the other provisions of our amended and restated bylaws.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice by the same deadline noted herein to submit a notice of nomination for consideration at the 2024 Annual Meeting. Such notice must comply with the additional requirements of Rule 14a-19(b).

21. Who pays for the expenses of solicitation?
The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by us. In addition to the mailing of the Proxy Materials and other soliciting materials, we or our directors, executive officers, employees, or agents may also solicit proxies in person, by telephone, or by electronic communication. Following the original mailing of the Proxy Materials and other soliciting materials, we will request that banks, brokers, custodians, nominees, and other record holders of our Class A common stock and Class B common stock forward copies of the Proxy Materials and other soliciting materials to persons for whom they hold shares of Class A common stock and Class B common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees, and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet service providers, which must be borne by the stockholder.

* * *

EXECUTIVE OFFICERS, DIRECTORS, AND CORPORATE GOVERNANCE
The following table provides information regarding our executive officers and directors as of March 31, 2023:

Name	Age	Position
Executive Officers:
Ryan Smith	44	Founder, Executive Chair and Director
Zig Serafin	49	Chief Executive Officer and Director
Chris Beckstead	46	President and Board Observer
Brad Anderson	56	President, Products and Services
Rob Bachman	45	Chief Financial Officer
DePorres (DP) Brightful	53	President, Worldwide Field Operations
Bill McMurray	61	Chief Revenue Officer
Brian Stucki	43	President and Chief Operating Officer

Non-Employee Directors:
Ritu Bhargava	46	Director
Egon Durban	49	Director
Sindhu Gangadharan	46	Director
Omar Johnson	48	Director
Christian Klein	42	Director
Robin Manherz	50	Director
Luka Mucic	51	Director
Scott Russell	50	Director
Kelly Steckelberg	55	Director
Executive Officers
Ryan Smith. Mr. Smith co-founded our company and has served as a member of our board of directors since December 2002 and as our Founder and Executive Chair since July 2020. From December 2002 until July 2020, Mr. Smith served as our Chief Executive Officer. Mr. Smith holds a B.S. in Management from Brigham Young University.
We believe that Mr. Smith is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our prior Chief Executive Officer and as one of our co-founders and Executive Chair.
Zig Serafin. Mr. Serafin has served as our Chief Executive Officer since July 2020 and prior to that as our President from January 2019 to July 2020. He has served as a member of our board of directors since December 2020. Mr. Serafin joined Qualtrics in October 2016 as our Chief Operating Officer. From July 2009 to October 2016, Mr. Serafin served as a Corporate Vice President at Microsoft Corporation, a multi-national technology company, where he led a global team responsible for engineering, service operations and strategy in telecommunications services and applications. From September 2009 to October 2012, Mr. Serafin served as General Manager at Tellme Networks, Inc., a telephone-based applications provider, following its acquisition by Microsoft Corporation. Mr. Serafin holds a B.S. from Brigham Young University.
We believe that Mr. Serafin is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our Chief Executive Officer and prior President and Chief Operating Officer.

Chris Beckstead. Mr. Beckstead has served as our President since July 2020. Mr. Beckstead previously served as our Chief Operating Officer from January 2019 to July 2020. Mr. Beckstead joined Qualtrics in January 2013 as our Head of Finance and served in senior leadership positions until his appointment as Chief Operating Officer. Prior to Qualtrics, Mr. Beckstead held leadership positions at TE Connectivity Ltd. and ADC Telecommunications Inc. Mr. Beckstead holds an MBA from the University of Texas at Austin and a B.S. in Electrical Engineering from Brigham Young University. Mr. Beckstead serves as a non-voting board observer. See “—Board Observer.”

Brad Anderson. Mr. Anderson has served as our President, Products and Services since January 2021. Prior to joining Qualtrics, Mr. Anderson served in various roles at Microsoft Corporation, from May 2003 to January 2021, most recently serving as a Corporate Vice President. Mr. Anderson holds an M.B.A. and a B.S. in Mechanical Engineering from Brigham Young University.

Rob Bachman. Mr. Bachman has served as our Chief Financial Officer since January 2019. Mr. Bachman joined Qualtrics in September 2013 as our Corporate Controller and was promoted to Director of Finance in April 2015. From August 2003 to September 2013, Mr. Bachman served in various roles at Ernst & Young, most recently as a Senior Manager in assurance services. Mr. Bachman holds a M.S. and B.S. in accounting from Brigham Young University.

DePorres (DP) Brightful. Mr. Brightful has served as our President, Worldwide Field Operations since November 2021. Mr. Brightful previously served in various roles at salesforce.com, inc., from April 2020 to November 2021, most recently serving as Global Chief Revenue Officer of Salesforce Health, the health and life sciences division of salesforce.com, inc. Prior to that, from December 2018 to February 2020, Mr. Brightful served as General Manager, U.S. Sales at International Business Machines Corporation (“IBM”). From November 1997 to November 2018, Mr. Brightful served in various senior leadership roles at Microsoft Corporation, most recently serving as Group Vice President of Sales. Mr. Brightful holds a B.B.A. in Information Technology from Loyola University Maryland.

Bill McMurray. Mr. McMurray has served as our Chief Revenue Officer since May 2020, and prior to that as our Managing Director – Asia Pacific & Japan, where he was responsible for establishing and growing the Asia Pacific Japan Region, since September 2014. Mr. McMurray holds a B.Ec from University of Adelaide.

Brian Stucki. Mr. Stucki has served as our President and Chief Operating Officer since November 2022. He previously served as Chief Operating Officer, Services Operations from January 2021 to November 2022, Executive Vice President and General Manager, Customer Experience Business from February 2020 to January 2021, and Global Head of Customer Success from June 2015 to February 2020. Prior to joining Qualtrics, Mr. Stucki held positions as Manager and Consultant for Bain & Company from August 2011 to June 2015, Manager, Technical Accounting for Sprint Nextel from October 2006 to May 2009, and Senior Auditor for Deloitte & Touche, LLP from September 2004 to October 2006. Mr. Stucki holds an MBA from the Fuqua School of Business of Duke University, and a B.S. and M.S. in Accounting from Brigham Young University.

Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
Non-Employee Directors
Ritu Bhargava. Ms. Bhargava has served as a member of our board of directors since January 2022. Ms. Bhargava is Chief Product Officer of SAP SE ("SAP") Customer Experience (CX) and has served in such role since November 2021, heading product, engineering, user experience, strategy, and operations for the entire CX portfolio. Prior to joining SAP, from December 2011 to October 2021, Ms. Bhargava held various technology leadership positions at salesforce.com, inc., most recently serving as Head of Engineering for Sales Cloud, salesforce’s flagship product suite. Prior to that, Ms. Bhargava worked at Oracle Corporation from 2001 to 2011 and was responsible for financial applications in various roles. She is co-chair of the West Coast Advisory Board for Asian University for Women (AUW), a Bangladesh-based nonprofit dedicated to women’s education and leadership development. She holds a Bachelor’s degree in Economics and Psychology from Lady Shri Ram College, Delhi University, and an M.B.A. in Finance and IT from the University of Lincolnshire, U.K.

We believe that Ms. Bhargava is qualified to serve as a member of our board of directors due to her extensive business experience and knowledge of the industry in which we operate.

Egon Durban. Mr. Durban has served as a member of our board of directors since February 2021. He joined Silver Lake, a global private equity firm, in 1999 as a founding principal and is currently its Co-Chief Executive Officer. Mr. Durban has served on the board of directors of several public companies, including Dell Technologies Inc. since January 2013; Motorola Solutions, Inc. since August 2015; VMware, Inc., a majority-owned subsidiary of Dell, since September 2016; Unity Software Inc. since June 2017; and Twitter, Inc. since March 2020. Mr. Durban also currently serves on the board of directors of several privately held companies, including City Football Group, Learfield IMG College, UFC, Verily and Waymo, and serves as Chairman of the board of directors of Endeavor Group Holdings. Previously, he served on the board of directors of SecureWorks, Intelstat, Pivotal Software, MultiPlan, and Skype; was Chairman of Skype’s operating committee; and served on the supervisory board and operating committee of NXP. Mr. Durban currently serves on the Business Council and Business Roundtable. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban holds a B.S.B.A. in Finance from Georgetown University.

We believe that Mr. Durban is qualified to serve as a member of our board of directors due to his significant financial expertise and extensive experience serving as a board member to public and private companies within the software industry.
Sindhu Gangadharan. Ms. Gangadharan has served as a member of our board of directors since December 2020. She is the Senior Vice President and Managing Director of SAP Labs India and has served in such role since September 2019 where she is responsible for SAP’s Research & Development facilities in Bangalore, Pune, Mumbai, Hyderabad and Gurgaon. Ms. Gangadharan joined SAP in 1999, when SAP Labs India set up its operations in Bangalore. She has served as Head for Intelligent Enterprise Program from May 2018 to August 2019, Vice President and Head for Product Management SAP Cloud Platform IoT, Integration and Process from August 2016 to February 2018, and Chief Product Owner for On Premise Integration Technologies and SAP HANA Cloud Integration from June 2011 to July 2016. Ms. Gangadharan has been a member of each of the NASSCOM Executive Council and of the Steering committee of the Indo-German Chamber of Commerce since November 2019. Ms. Gangadharan has also served on the board of directors of Titan Industries Ltd as an independent director and as a member of the board nomination and remuneration committee and audit committee since June 2020. Ms. Gangadharan holds a Bachelor’s degree in Computer Science from Bangalore University.
We believe that Ms. Gangadharan is qualified to serve as a member of our board of directors due to her significant management experience in technological research and development and service on the board of directors, and various board committees, of a publicly traded company.
Omar Johnson. Mr. Johnson has served as a member of our board of directors since January 2022. Mr. Johnson founded ØPUS Intelligence, an enterprise software company, in October 2020. Prior to that, Mr. Johnson founded ØPUS United, a professional services company, in June 2017. Prior to founding ØPUS United, Mr. Johnson served as Vice President of Marketing at Apple Inc. from July 2014 to October 2016. Prior to that, Mr. Johnson served in various senior leadership roles at Beats by Dre, which was acquired by Apple Inc. in 2014, including as Chief Marketing Officer from October 2012 to October 2016 and Vice President of Marketing from October 2010 to October 2012. Mr. Johnson holds a B.S. in Biology and Chemistry from Georgia State University and an M.B.A. from Emory University, Goizueta Business School.
We believe that Mr. Johnson is qualified to serve as a member of our board of directors due to his extensive business experience and knowledge of the industry in which we operate.

Christian Klein. Mr. Klein has served as a member of our board of directors since December 2020. He is Chief Executive Officer, Chief Operating Officer and member of the Executive Board of SAP. In October 2019, Mr. Klein was appointed Co-CEO of SAP; and in April 2020, he was appointed sole CEO. Mr. Klein was named Chief Operating Officer of SAP in April 2016 after serving as Chief Controlling Officer since July 2015. Mr. Klein has also served in various other roles at SAP, including within Active Global Support Operations, Services Operations, Global Controlling and as Chief Financial Officer of SAP. Mr. Klein also serves on the supervisory board of adidas AG. Mr. Klein holds a diploma in International Business Administration from the University of Cooperative Education in Mannheim, Germany.
We believe that Mr. Klein is qualified to serve as a member of our board of directors due to the perspective, experience and leadership he brings from his multiple roles as an executive, including his role as Chief Executive Officer, and director of a global enterprise software company, and his expertise within the software industry.
Luka Mucic. Mr. Mucic has served as a member of our board of directors since October 2020. He served as Chief Financial Officer and a member of the Executive Board of SAP from July 2014 to March 2023. Prior to assuming such roles, Mr. Mucic served in various roles within the SAP organization, including as head of Global Finance from July 2013 to July 2014, Chief Financial Officer for Global Customer Operations and head of Global Field Finance from May 2012 to June 2013 and as the Chief Financial Officer of SAP’s DACH region (Germany, Austria, and Switzerland) and SAP Deutschland AG & Co. KG from March 2008 to April 2012. Mr. Mucic also serves on the supervisory board of HeidelbergCement AG. Mr. Mucic holds a joint executive MBA from ESSEC, France, and Mannheim Business School, Germany, and a university degree in law from the University of Heidelberg, Germany. He has completed the second legal state examination in Germany.

We believe that Mr. Mucic is qualified to serve as a member of our board of directors due to his extensive experience as an executive in publicly traded companies, significant financial expertise and knowledge of the industry in which we operate.

Robin Manherz. Ms. Manherz has served as a member of our board of directors since August 2022. She is Executive Vice President and Chief Operating Officer of SAP, Customer Success, and has served in this role since July 2021. Ms. Manherz joined SAP in March 2007. In her time at SAP, she has served as Executive Vice President and Chief Performance Officer from February 2020 to June 2021, Senior Vice President, Global Portfolio Planning and Commercialization from July 2018 to February 2020, Chief Operating Officer, SAP SuccessFactors from January 2017 to July 2018, and Senior Vice President, Global Commercial Operations from September 2014 to January 2017. Ms. Manherz has served on the board of directors of Advantage Solutions Inc. since September 2021, and as an Advisory Board Member of Featherby SAP since September 2021. Ms. Manherz holds a B.S. in Management from the Georgia Institute of Technology.
We believe that Ms. Manherz is qualified to serve as a member of our board of directors due to the perspective, experience and leadership she brings from her multiple roles as an executive, including her roles as Executive Vice President and Chief Operating Officer, Customer Success, and as Executive Vice President and Chief Performance Officer of a global enterprise software company, and her expertise within the software industry.
Scott Russell. Mr. Russell has served as a member of our board of directors since May 2021. Mr. Russell has served as a member of the Executive Board of SAP and the head of SAP’s Customer Success unit, the global sales, services, partner and customer engagement organization of SAP, since February 2021. Prior to that, Mr. Russell served in various other roles within the SAP organization, including as President of SAP Asia Pacific Japan ("APJ") from July 2017 to February 2021, President of SAP’s business in Southeast Asia from May 2016 to July 2017, Chief Operating Officer of APJ from April 2014 to May 2016 and leader of APJ’s Professional Services organization from May 2010 to April 2014. Prior to joining SAP, Mr. Russell was a Partner at PricewaterhouseCoopers LLP and a senior executive at IBM, an American multinational technology company. Mr. Russell holds a bachelor’s degree in business from Deakin University in Australia.
We believe that Mr. Russell is qualified to serve as a member of our board of directors due to the perspective, experience and leadership he brings from his multiple roles as an executive, including his role as the head of the Customer Success unit of a global enterprise software company, and his expertise within the software industry.

Kelly Steckelberg. Ms. Steckelberg has served as a member of our board of directors since February 2021. She has been the Chief Financial Officer of Zoom Video Communications, Inc. since November 2017. Prior to joining Zoom, Ms. Steckelberg was the Chief Executive Officer of Zoosk, Inc. between January 2015 and June 2017, after having held positions at Zoosk of Chief Financial Officer from March 2011 to December 2014 and Chief Operating Officer from May 2012 to December 2014. She was also a member of the board of directors and a member of the audit committee of the Episcopal Community Services of San Francisco, a non-profit organization for homeless service in San Francisco, California between June 2015 and December 2017. Ms. Steckelberg has an MPA and a B.B.A. degree in Accounting from The University of Texas at Austin.

We believe that Ms. Steckelberg is qualified to serve as a member of our board of directors due to the perspective and leadership she brings from her role as an executive in a publicly traded company as well as her extensive experience and financial expertise.
Code of Business Conduct and Code of Ethics
Our board of directors has adopted SAP’s code of business conduct, which applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Our board of directors has also adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of SAP’s code of business conduct and our code of ethics are posted on the investor relations page on our website at qualtrics.com/investors under “Governance.” We intend to disclose any amendments to our code of ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors is composed of eleven members, three of whom qualify as “independent” under the listing standards of the Nasdaq Stock Market ("Nasdaq"). Our board of directors held three meetings during fiscal year 2022. During 2022, except for Egon Durban, Christian Klein and DJ Paoni, each member of our board of directors attended at least 75% of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such director served (held during the period that such director served). Under our corporate governance guidelines, directors are expected to spend the time and effort necessary to properly discharge their responsibilities. Directors are also expected to make efforts to attend our annual meeting of stockholders, all meetings of our board of directors, and all meetings of the committees on which they serve. Six members of our board of directors then in office attended our 2022 annual meeting of stockholders held on May 25, 2022.

Board Diversity
As required by the rules of Nasdaq that were approved by the SEC in August 2022, we are providing additional information about the gender and demographic diversity of our directors in the format required by Nasdaq rules. The information in the matrix below is based solely on information provided by our directors about their gender and demographic self-identification. Directors who did not answer or indicated that they preferred not to answer a question are shown as “did not disclose gender” or “did not disclose demographic background” below.

Board Diversity Matrix (As of March 31, 2023)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Number of Directors	4	7	0	0

Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native or Native American	0
Asian	2	0	0	0
Hispanic or Latinx	0
Native Hawaiian or Pacific Islander	0
White	2	6	0	0
Two or More Races or Ethnicities	0
LGBTQ+	1	0	0	0
Did Not Disclose Demographic Background	0

Board Leadership Structure
Ryan Smith, our co-founder and director, serves as Executive Chair, presides over meetings of our board, and holds such other powers and carries out such other duties as are customarily carried out by the Chair of our board. Mr. Smith brings valuable insight to our board due to the perspective and experience he has as our co-founder and former Chief Executive Officer.
Controlled Company
SAP controls a majority of the voting power of our outstanding common stock. As a result, we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a “controlled company,” certain exemptions under the Nasdaq listing standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of “independent directors,” as defined under the rules of Nasdaq;
•that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
These exemptions do not modify the independence requirements for our audit committee and all members of our audit committee are independent.

Director Independence
Our board of directors has undertaken a review of the independence of each director who is not an employee of Qualtrics or SAP. Based on information provided by each such director concerning his or her background, employment and affiliations, our board of directors has determined that Egon Durban, Omar Johnson and Kelly Steckelberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships and Related Party Transactions.”
Our Board’s Role in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including, among others, strategic, financial, business, operational, cybersecurity, legal, regulatory, compliance and reputational risks. We have designed and implemented policies that govern the process by which we assess our exposure to risk. Our management team is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. The risk oversight process includes receiving regular reports from members of senior management to enable our board of directors to understand our risk assessment, risk management and risk mitigation strategies with respect to areas of potential material risk. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by our management team are appropriate and functioning as designed.
Our board of directors believes that open communication between our management team and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our Chief Executive Officer, President and other members of the senior management team at quarterly meetings of our board of directors, as well as at such other times as they deem appropriate, where, among other topics, they discuss major risk exposures, their potential impact on our business, and the steps we take to manage them.
While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk assessment and risk management in the areas of internal control over financial reporting, internal controls and procedures, and legal and regulatory compliance, and discusses policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial and accounting risk exposures and the steps our management team has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with our board of directors’ organization, membership, structure and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from our management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions.
Risks Related to Compensation Policies and Practices
As part of its oversight function, our board of directors, and our compensation committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our compensation committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members serve on these committees until their resignation or until as otherwise determined by our board of directors. Our board of directors has adopted a written charter for each of these committees, which are available on the investor relations page on our website at qualtrics.com/investors under “Governance.”
Audit Committee
Our audit committee consists of Egon Durban, Kelly Steckelberg and Omar Johnson, with Kelly Steckelberg serving as Chair. Egon Durban, Omar Johnson and Kelly Steckelberg meet the requirements for independence under the Nasdaq listing standards and SEC rules and regulations. Egon Durban is the Co-Chief Executive Officer of Silver Lake. While Silver Lake owns more than 10% of the outstanding shares of our Class A common stock and therefore falls outside the “safe harbor” provision from affiliate status set forth in Rule 10A-3(e)(1)(ii) under the Exchange Act, the shares owned by Silver Lake represent less than 1% of the combined voting power of our common stock, and our board of directors has determined that Silver Lake is not an affiliate of us for purposes of Rule 10A-3(b) under the Exchange Act. Each member of our audit committee also meets the financial literacy and sophistication requirements of the Nasdaq listing standards. In addition, our board of directors has determined that Kelly Steckelberg is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). Our audit committee, among other things:
•selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helps to ensure the independence and performance of the independent registered public accounting firm;
•discusses the scope and results of the audit with the independent registered public accounting firm, and reviews, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviews our policies on risk assessment and risk management;
•reviews related party transactions; and
•approves or, as required, pre-approves, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our audit committee reviews the charter annually. Eight audit committee meetings were held during fiscal year 2022.
Compensation Committee
Our compensation committee consists of Ryan Smith, Christian Klein and Luka Mucic, with Christian Klein serving as Chair. As a “controlled company,” our compensation committee is not required to be comprised of entirely independent directors. Our compensation committee, among other things:
•reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•recommends compensation for non-employee directors;
•administers our equity compensation plans;
•reviews and approves, or makes recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and
•establishes and review general policies relating to compensation and benefits of our employees.
Subject to the terms of our compensation plans and the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our amended and restated certificate of incorporation, our compensation committee has discretion to determine the amount, form, structure and implementation of compensation payable to our employees and executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans.
Our compensation committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our compensation committee reviews the charter annually. Four compensation committee meetings were held during fiscal year 2022.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2022, Ryan Smith, Christian Klein and Luka Mucic served on the compensation committee. Mr. Smith currently serves as our Founder and Executive Chair and formerly served as our Chief Executive Officer from December 2002 until July 2020. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Zig Serafin, Luka Mucic and Sindhu Gangadharan, with Luka Mucic serving as Chair. As a “controlled company,” our nominating and corporate governance committee is not required to be comprised of entirely independent directors. Our nominating and corporate governance committee, among other things:
•identifies, evaluates and selects, or makes recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluates the performance of our board of directors and of individual directors;
•considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;
•reviews developments in corporate governance practices;
•evaluates the adequacy of our corporate governance practices and reporting; and
•develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the Nasdaq listing standards, and our nominating and corporate governance committee reviews the charter annually. Two nominating and corporate governance committee meetings were held during fiscal year 2022.

Identifying and Evaluating Director Nominees
Our nominating and corporate governance committee is responsible for identifying and evaluating candidates for nomination to our board, including candidates recommended by our stockholders, in accordance with the principles in the committee’s charter. Our nominating and corporate governance committee may gather information about the candidates through any means that the committee deems to be appropriate in the evaluation process. Our nominating and corporate governance committee will evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our board. Based on the results of the evaluation process, our nominating and corporate governance committee recommends candidates for our board’s approval as director nominees for election to our board.
Our nominating and corporate governance committee may use a variety of methods for identifying and evaluating director nominees and may consider all facts and circumstances that it deems appropriate or advisable. In its identification and evaluation of director candidates, our nominating and corporate governance committee may consider the current size and composition of our board, as well as the needs of our board and the respective committees of our board. Some of the qualifications that our nominating and corporate governance committee may consider include, without limitation, issues of character, ethics, integrity, judgment, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of our business and industry, and other commitments. Although our board does not maintain a specific policy with respect to board diversity, our board believes that our board should be a diverse body, and our nominating and corporate governance committee may consider a broad range of backgrounds and experiences.
Our nominating and corporate governance committee may also consider whether nominees have proven achievement and competence in their field, the ability to exercise sound business judgment, an objective perspective, the ability to offer advice and support to our management team, and the ability to make significant contributions to our success. Our nominating and corporate governance committee may also consider whether nominees have skills that are complementary to those of our existing board, the highest ethics, a commitment to the long-term interests of our stockholders, and an understanding of the fiduciary responsibilities that are required of a director. Our nominating and corporate governance committee may also consider whether nominees have sufficient time available to effectively perform all board and committee responsibilities. Members of our board are expected to prepare for, attend, and participate in all meetings of our board and applicable committee meetings. There are no stated minimum criteria for director nominees, although our nominating and governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board the director nominees for selection.
Stockholder Recommendations
Stockholders may recommend director candidates for consideration by our nominating and corporate governance committee by sending a notice to Qualtrics International Inc., Attn: Corporate Secretary, 333 W River Park Drive, Provo, Utah 84604. Any such recommendation should include the information required by our amended and restated bylaws. Our nominating and corporate governance committee will review all stockholder nominations properly submitted pursuant to our amended and restated bylaws, determine whether the nomination was submitted in a timely manner and whether the nomination and the nominee satisfy all applicable eligibility requirements, and recommend to our board of directors appropriate action on each such nomination.
Stockholder and Interested Party Communications
Stockholders and other interested parties may communicate with our board as a group, the non-employee directors or specific directors by mail addressed to: Board of Directors, c/o Qualtrics International Inc., 333 W River Park Drive, Provo, Utah 84604, Attn: Corporate Secretary. The mailing envelope should also clearly indicate whether the communication is intended for our board as a group, the non-employee directors or a specific director.

Our Corporate Secretary, in consultation with appropriate members of our senior management, as necessary, will review all incoming communications and, if appropriate, all such communications will be delivered to the applicable director or group of directors. The Corporate Secretary will generally not forward communications that are simple administrative requests that are appropriately addressed by the Corporate Secretary or that relate to matters that are of a type that are clearly improper or irrelevant to the functioning of our board or the business and affairs of the company. If, in the judgment of the Corporate Secretary, any communication pertains to an accounting matter, such communication will be forwarded to the appropriate party as determined by our audit committee and addressed in the manner determined by our audit committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2022 compensation program for named executive officers. Our named executive officers for the fiscal year ended December 31, 2022 consisted of our Chief Executive Officer, our Chief Financial Officer and our three next most highly compensated executive officers as set forth below:

•Zig Serafin, our Chief Executive Officer (our “CEO”);
•Rob Bachman, our Chief Financial Officer;
•Brad Anderson, our President, Product and Services;
•DePorres (DP) Brightful, our President, Worldwide Field Operations; and

•Bill McMurray, our Chief Revenue Officer.

 This Compensation Discussion and Analysis describes the material elements of our executive compensation program during fiscal year 2022. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why we arrived at the specific compensation decisions for our named executive officers in 2022 and discusses the key factors that were considered in determining their compensation.

Executive Summary

Who We Are

We have pioneered a new category of software, experience management, or XM, that enables organizations to find and fix broken experiences and drive operational improvements to improve customer loyalty, increase employee retention, and become a brand that people love. We have more than 18,750 customers, including over 90% of the Fortune 100 as of December 31, 2022.

Business Highlights

In 2022, we achieved significant financial results, including the following:

•Revenue: Our total revenue for the fiscal year ended December 31, 2022 was $1,458.6 million, up from $1,075.7 million one year prior, an increase of 36% year-over-year. Subscription revenue was $1,223.7 million, up from $870.7 million one year prior, an increase of 41% year-over-year.

•Operating Income (Loss) and Margin: Our operating loss for the year ended December 31, 2022 was $(1,049.0) million, compared to operating loss of $(1,053.8) million in 2021. Non-GAAP operating income* for the year was $57.8 million, compared to $31.9 million in fiscal year 2021. For fiscal year 2022, operating margin was (72)% and non-GAAP operating margin* was 4%.

•Net Loss and Net Loss Per Share: Fiscal year 2022 net loss was $(1,061.5) million, or $(1.82) per share, compared to $(1,059.1) million in fiscal year 2021, or $(2.05) per share. Non-GAAP net income for the year was $25.0 million, or $0.04 per share, compared to non-GAAP net loss of $(6.0 million) in fiscal year 2021, or $(0.01) per share.

* Non-GAAP operating income, non-GAAP operating margin, non-GAAP net loss, and non-GAAP net loss per share are non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to their most comparable GAAP measures, is included as Appendix A to this proxy statement.

Relationship Between Pay and Performance

We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our named executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our named executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our named executive officers through two separate compensation elements:

•First, we provide certain of our named executive officers with the opportunity to participate in our Shared Performance Bonus Plan, which provides cash payments if we produce short-term financial and operational results that meet or exceed pre-established corporate performance goals, as determined by our board of directors.

•Other named executive officers whose roles are more focused on sales are eligible to earn quarterly commissions based on sales attainment against quota targets.

•In addition, we grant both time-based restricted stock unit (“RSU”) awards that vest over time, subject to continued service with the company through the applicable vesting dates, and performance-based restricted stock unit (“PSU”) awards that are earned and vest only if we meet certain pre-determined financial performance metrics, which, in the aggregate, comprise a majority of each named executive officers' target annual total direct compensation opportunity. The value of these equity awards depends entirely on the value of our Class A common stock and the PSU awards are only earned if we achieve certain pre-determined financial performance metrics, thereby incentivizing our named executive officers to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a substantial portion of our named executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our named executive officers to execute our operational objectives and drive long-term growth. To ensure that we remain faithful to our compensation philosophy, the compensation committee intends to regularly evaluate the relationship between the reported values of the equity awards granted to our named executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years and our performance over this period.
Executive Compensation Policies and Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. The compensation committee reviews our executive compensation program on an annual basis to ensure consistency with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation-related policies and practices that were in effect during fiscal year 2022:

What We Do:

•Retain an Independent Compensation Consultant. The compensation committee has engaged its own independent compensation consultant to provide information, analysis and other advice on executive compensation matters independent of management. This compensation consultant performed no other services for the company during fiscal year 2022.

•Annual Executive Compensation Review. The compensation committee reviews and approves our compensation strategy and program at least annually, including a review of any compensation peer group that it approves for comparative purposes.

•Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our named executive officers’ target total direct compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our named executive officers and stockholders.

•Use of “Pay-for-Performance” Philosophy. The majority of our named executive officers’ target annual total direct compensation is directly linked to our financial results and our stock price performance.

•Multi-Year Vesting Requirements. The annual equity awards granted to our named executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives.

•Maintain “Double-Trigger” Change-in-Control Arrangements. Our named executive officers may be eligible to receive certain payments and other benefits in the event of a qualifying termination in connection with a change-in-control of the company. These are “double-trigger” arrangements; that is, they require both a change-in-control of the company plus a qualifying termination of employment before payments and benefits are paid. In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the company.

•Health and Welfare Benefits. Our named executive officers participate in broad-based company-sponsored health and welfare benefit programs on the same basis as our other employees.

•Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

     What We Don’t Do:

•No Defined Benefit Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our named executive officers. Our named executive officers are eligible to participate in our Section 401(k) retirement savings plan on the same basis as our other employees.

•No Perquisites. We do not provide perquisites or other personal benefits to our named executive officers other than those generally available to all our other employees.

•No Tax Payments on Change-in-Control Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the company.

•No Hedging or Pledging of our Securities. We prohibit our employees, including our named executive officers, and the non-employee members of our board of directors from hedging our securities, holding our securities in a margin account and pledging our securities as collateral for a loan.

Stockholder Advisory Vote on Named Executive Officer Compensation
In 2022, we asked our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers, which vote was approved by 98.6% of the votes cast on the proposal. Although the results of the say-on-pay vote are advisory and not binding on the company, the board of directors or the compensation committee, we value the opinions of our stockholders and take the results of the say-on-pay vote into account when making decisions regarding the compensation of our named executive officers. Also in 2022, our stockholders approved, on a non-binding, advisory basis, a frequency of every three years for casting non-binding, advisory votes to approve executive compensation. Due to the vote of stockholders on the matter, as well as the long-term focus of our compensation philosophy, we adopted a three-year interval for the advisory vote on executive compensation.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, retain and motivate talented, deeply qualified, and committed individuals who believe in our mission, while rewarding employees, including our named executive officers, for long-term value creation. In furtherance of this objective, our executive compensation program focuses on paying for performance where such compensation is aligned to our performance, as well as individual contribution and impact. In addition, our long-term incentive compensation program uses equity awards to align executive compensation to the long-term interests of our stockholders by aligning executive compensation to our stock price performance.

Our executive compensation philosophy seeks to promote a long-term commitment to the company by our named executive officers. We believe that there is great value to the company in having a team of long-tenured, seasoned managers. Our team-focused culture and management processes are designed to foster this commitment. In addition, we rely on both service-based vesting and performance-based vesting to reinforce this long-term orientation.

We strive for a competitive, transparent and equitable approach in recognizing and rewarding our named executive officers. For our named executive officers, we aim to balance short-term versus long-term compensation and fixed amounts of cash with variable incentive compensation.
Executive Compensation Design
The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance. When designing our executive compensation program, we considered the competitive market for corresponding positions within comparable geographic areas and companies of similar size and stage of development operating in our industry. This consideration was based on market data provided by our compensation consultant together with the general knowledge of our CEO, Executive Chairman and our board of directors regarding the compensation given to the executive officers of other companies in our industry through informal discussions with recruiting firms, research and informal benchmarking against their personal knowledge of the competitive market.

Compensation-Setting Process

Role of Compensation Committee

Our compensation committee is responsible for discharging the responsibilities of our board of directors relating to the compensation of our executive officers, including our named executive officers. However, Mr. Smith does not participate in discussions or determinations regarding his own compensation. The compensation committee has the overall responsibility for overseeing our compensation and benefits policies generally, and overseeing, evaluating and approving the compensation plans, policies and practices applicable to our executive officers, including our named executive officers.

Compensation of our executive officers, including our named executive officers, is reviewed at least annually by the compensation committee and informed by the recommendations of our CEO and an independent compensation consultant. The compensation committee then evaluates and determines any recommended compensation adjustments or awards to our executive officers or makes recommendations to our board of directors for final determination. As part of this review process, the compensation committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure our executive compensation program remains competitive based on input from and market data provided by its compensation consultant. The compensation committee also evaluates on a periodic basis whether we are meeting our retention objectives and the potential cost of replacing key executive officers.

In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers, including our named executive officers, when making decisions with respect to their compensation.

The compensation committee has retained a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program; however, the compensation committee exercises its own judgment in making final decisions with respect to the compensation of our executive officers, including our named executive officers.

Setting Target Total Direct Compensation

During the first quarter of each calendar year, the compensation committee conducts a review of the compensation arrangements of our executive officers, including our named executive officers. As part of this review, the compensation committee evaluates the base salary levels, annual cash bonus opportunities and long-term incentive compensation opportunities of our executive officers, including our named executive officers, and all related performance criteria.

The compensation committee does not use a specific target for formulating the target annual total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, including our named executive officers, the members of the compensation committee rely primarily on their experience and consideration of various factors, including the following:

•our executive compensation program objectives;
•our performance against the financial, operational and strategic objectives established by the compensation committee and our board of directors;
•each individual executive officer’s knowledge, skills, experience, qualifications and tenure relative to other similarly situated executives at companies in the competitive market;

•the scope of each executive officer’s role and responsibilities compared to other similarly situated executives at the companies in the competitive market;
•the prior performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function and work as part of a team;
•the potential of each individual executive officer to contribute to our long-term financial, operational and strategic objectives;
•our CEO’s compensation relative to that of our other executive officers, and compensation parity among our executive officers;
•our financial performance relative to our peers;
•the compensation practices of our compensation peer group and the companies in selected broad-based compensation surveys and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data and selected broad-based compensation surveys; and
•the recommendations of our CEO with respect to the compensation of our executive officers (except with respect to his own compensation).

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer, including our named executive officers. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the compensation committee consider this information in light of their individual experience, knowledge of the company, knowledge of the competitive market and knowledge of each executive officer and apply their business judgment in making their decisions.
The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to set compensation levels or make specific compensation decisions with respect to our executive officers, including our named executive officers. Instead, in making its determinations, the compensation committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and more broad-based compensation surveys to gain a general understanding of market compensation levels.

Role of Management

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our executive officers, including our named executive officers (except with respect to his own compensation).

Role of Compensation Consultant

The compensation committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis and other advice relating to the compensation of our executive officers, including our named executive officers, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the compensation committee and its chair, and serves at the discretion of the compensation committee, which reviews the engagement of the compensation consultant annually.

In 2022, the compensation committee continued to engage Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as the compensation committee’s independent compensation consultant to advise on executive compensation matters, including competitive market pay practices for our executive officers, including our named executive officers, and with data analysis and selection of the compensation peer group.

During 2022, Compensia attended meetings of the compensation committee (both with and without management present) as requested and provided various services, including the analysis and selection of our compensation peer group, the review and analysis of the compensation of our executive officers, including our named executive officers, and the development of tools for the efficient administration of the compensation committee. Compensia also coordinated with our management for data collection and informal market comparisons for our named executive officers. In 2022, Compensia did not provide any other services to us.

The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that such compensation consultant provided, the quality of those services and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.

Competitive Positioning

Our board of directors and the compensation committee believe that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing our executive compensation against the competitive market, our board of directors used data drawn from the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of market capitalization and scope of business. The competitive data drawn from this compensation peer group is one of several factors that our compensation committee considers in making its decisions with respect to the compensation of our named executive officers.
In November 2021, our compensation committee approved a compensation peer group, with the assistance of Compensia, to analyze the compensation of our executive officers for 2022, including our named executive officers. In identifying and selecting the companies to comprise the compensation peer group, Compensia and the compensation committee considered the following primary criteria:

•publicly-traded companies headquartered in the United States and traded on a major national stock exchange;
•technology companies in the software and internet software sectors;
•companies with annual revenues of approximately 0.5x to 2.0x of our last four quarters of revenue of $973 million (companies with revenues ranging from approximately $490 million to approximately $1.9 billion); and

•companies with a market capitalization of approximately 0.33x to 3.0x our 30-day average market capitalization of approximately $24.9 billion (companies with market capitalizations ranging from approximately $8.3 billion to approximately $74.6 billion).

As refinement criteria, Compensia also considered companies with a software-as-a-service orientation and overall comparability to us, based on high revenue growth and product or service similarity.

After evaluating the proposed peer companies against these criteria, our compensation committee approved the following compensation peer group for 2022 compensation decisions:

Anaplan	Okta
Coupa Software	Paycom Software
CrowdStrike Holdings	Paylocity Holding
DocuSign	RingCentral
Dropbox	The Trade Desk
Dynatrace	Veeva Systems
Fair Isaac	Zendesk
Guidewire Software	ZoomInfo Technologies
HubSpot	Zscaler
MongoDB

This compensation peer group was used as one factor by our compensation committee in setting the 2022 annual base salaries, the 2022 target annual cash bonus opportunities and the long-term incentive compensation in the form of equity awards for our executive officers, including our named executive officers.

The compensation committee uses data drawn from the companies in a compensation peer group, as well as data drawn from one or more custom cuts or broad industry cuts of the Radford Global Technology Survey as appropriate, to evaluate the competitive market when determining the total direct compensation packages for our named executive officers, including base salary, target annual or quarterly cash bonus opportunities and long-term incentive compensation opportunities.

The compensation committee intends to review our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements

Generally, our executive compensation program consists of three principal elements – base salary, annual or quarterly cash bonus opportunities and long-term incentive compensation in the form of equity awards.

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain executives by providing a competitive fixed amount of cash compensation based on the executive’s role, prior experience and expected contributions to the Company
Shared Performance Bonuses or Sales Quota Commissions	Variable	Cash	Shared Performance Bonuses designed to motivate our executives to achieve business objectives tied to specific company metrics that are aligned to our annual priorities, with the payout opportunity based on company performance or quarterly cash commissions to motivate sales-focused executives to achieve sales quotas
Long Term Incentive Compensation	Variable	Equity awards in the form of RSUs and PSUs	Designed to align the interests of our executives and our stockholders while helping to attract and retain talented leaders by paying for performance

We also provide certain post-employment compensation (severance and change-in-control) payments and benefits that are consistent with our view of competitive market practices, and other benefits, such as health and welfare programs, including a Section 401(k) retirement savings plan. In general, our executive officers participate in the standard employee health and welfare benefit programs available to our employees generally.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our named executive officers, and is a critical element of compensation intended to attract and retain highly talented individuals. Generally, the base salary for each executive officer is intended to provide a fixed amount of cash compensation that is based on his or her individual role, experience and expected contributions to the company. Base salary is also designed to provide our named executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

In February 2022, our compensation committee reviewed and determined the 2022 annual base salaries of our executive officers, including our named executive officers, which were effective as of February 1, 2022, taking into account each executive officer’s position, qualifications, experience, prior salary level and the base salaries of our other executive officers and our compensation objectives. In addition to Compensia benchmarking data, the compensation committee also took into consideration competitive market data contained in Aon’s Radford Global Compensation Database (for companies with revenues ranging from approximately $490 million to approximately $1.9 billion and market capitalizations ranging from approximately $8.3 billion to approximately $74.6 billion) and our executive officers’ experience in the industry with reference to the base salaries of similarly-situated executives in other companies of similar stage of development operating in our industry.

The following table sets forth the base salary for our named executive officers for fiscal years 2021 and 2022:

Named Executive Officer	2021 Base Salary ($)(1)	2022 Base Salary ($)	Percentage Adjustment
Mr. Serafin	500,000	500,000	---
Mr. Bachman	240,000	300,000	25.00%
Mr. Anderson	300,000	400,000	33.33%
Mr. Brightful	500,000	500,000	---
Mr. McMurray(2)	471,121	471,088	---

(1)    The 2022 annual base salaries of our named executive officers were effective on February 1, 2022.

(2)    Mr. McMurray's base salary is denominated and paid in Australian Dollars. The amounts reported in the table above was calculated using an exchange rate of USD $1.00 to AUD $1.47.

Shared Performance Bonus Plan and Sales Quota Commissions

Shared Performance Bonus Plan

We offered certain of our employees, including Mr. Bachman and Mr. Anderson, the opportunity to participate in our 2022 Shared Performance Bonus Plan (the “2022 SPB”). The 2022 SPB provides for cash bonus payments based upon the attainment of corporate performance goals established by the compensation committee. The corporate performance goals were related to financial and operational measures or objectives with respect to the company.

Each executive officer who was selected to participate in the 2022 SPB, including Mr. Bachman and Mr. Anderson, had a target annual cash bonus opportunity set for the performance period commencing on January 1, 2022 and ending on December 31, 2022. The target bonus amounts were set by the compensation committee and communicated to each executive officer. The corporate performance goals were measured at the end of the performance period and the level of achievement was approved by the compensation committee. If the corporate performance goals are met, payments are made as soon as practicable following the certification of our performance, generally in February of the following year. Subject to any rights contained in any agreement between a named executive officer and us, the named executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment under the 2022 SPB. The 2022 SPB also permits the compensation committee to approve additional cash bonuses to our executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deemed appropriate to account for unforeseen factors beyond management’s control that affected corporate performance.

During 2022, Mr. Bachman and Mr. Anderson were eligible to receive an annual bonus under the 2022 SPB based on our actual achievement as measured against the pre-established corporate performance goals, consisting of new software annual contract value ("ACV") billings, research service billings and renewal rate, each as defined below.

Sales Quota Targets

Mr. Brightful and Mr. McMurray, whose roles are focused on global sales and international sales (defined as all sales outside the United States), respectively, were eligible to earn commissions, paid on a quarterly basis, based on pre-established sales quota targets, but did not participate in the 2022 SPB. The sales quota targets were established by Qualtrics' financial planning & analysis department ("FP&A") in January 2022. For 2022, Mr. Brightful's quota was $487,474,500 of new ACV in global sales, and Mr. McMurray's quota was $152,124,500 of new ACV in international sales.

Target Annual Cash Bonus and Commission Opportunities

Each eligible participant in the 2022 SPB was assigned a target annual cash bonus opportunity, which was established by our compensation committee. In establishing these target annual cash bonus opportunities, our compensation committee took into account the same factors described in “Base Salary” above. In determining the 2022 SPB target annual cash bonus opportunity, in addition to Compensia benchmarking data, our compensation committee also took into consideration competitive market data contained in Aon’s Radford Global Compensation Database (for companies with revenues ranging from approximately $490 million to approximately $1.9 billion and market capitalizations ranging from approximately $8.3 billion to approximately $74.6 billion) in addition to our executive officers’ experience in the industry with reference to the target bonus opportunities of similarly-situated executives in other companies of similar stage of development operating in our industry.

Mr. Brightful and Mr. McMurray did not participate in the 2022 SPB, but they were eligible to earn quarterly commissions based on achievement of sales quota targets.

The target annual cash bonus or commission opportunities of our named executive officers for fiscal year 2022 were as follows:

Named Executive Officer	2022 Target Annual Cash Bonus/Commission Opportunity ($)
Mr. Serafin	---
Mr. Bachman	147,452
Mr. Anderson	195,753
Mr. Brightful	500,000
Mr. McMurray(1)	469,388

(1)     Mr. McMurray's cash bonus is denominated and paid in Australian Dollars. The amount reported in the table above was calculated using an exchange rate of USD $1.00 to AUD $1.47.

2022 SPB Corporate Performance Goals

For purposes of the 2022 SPB, the compensation committee selected new software ACV billings (weighted 60%), research service billings (weighted 10%) and global renewal rate (weighted 30%) as the corporate performance goals. The compensation committee believed that, for purposes of the 2022 SPB, these metrics were the most appropriate corporate performance measures to use because, in its view, they were the best indicators of our successful execution of our annual operating plan.

For purposes of the 2022 SPB:

•“new software ACV billings” meant the average annual contract value for new subscription sales, including upsells, that were billed during 2022;
•“research service billings” meant the total research services billed during 2022; and
•“global renewal rate” meant the renewal rate calculated by comparing our global subscription revenue from the same set of customers across the comparable period, reflecting customer renewal and churn.

For purposes of the 2022 SPB, the compensation committee also set the threshold, target and maximum performance levels with respect to each corporate performance goals as follows:

Corporate Performance Metric	Weight	Threshold	Target Performance	Maximum Performance
New software ACV billings	60%	$403,200,000	$474,400,000	$545,500,000
Research services billings	10%	$153,000,000	$180,000,000	$207,000,000
Global renewal rate	30%	89.0%	91.0%	93.0%

2022 SPB Payments
In January 2023, the compensation committee evaluated our actual performance against the 2022 SPB corporate performance goals and determined that we had achieved below threshold level for new software ACV billings, below threshold level for research services billings and exceeded our target for global renewal rate, as detailed in the table below. Thus, the compensation committee determined that we had achieved such goals at the percentage achievement levels set forth as follows, resulting in an aggregate achievement percentage of 34.50% of target:

Corporate Performance Metric	Weight	Target Performance Level	Actual Performance Level	Percentage Achievement	Weighted Percentage Achievement
New software ACV billings	60%	$474,400,000	$394,500,000	0.00%	0.00%
Research services billings	10%	$180,000,000	$149,000,000	0.00%	0.00%
Global renewal rate	30%	91.0%	91.3%	115.00%	34.50%
Total					34.50%

Consequently, the compensation committee approved cash bonus payments for our participating named executive officers as follows:

Named Executive Officer	2022 Target Annual Cash Bonus Opportunity ($)	Aggregate Achievement Percentage (%)	2022 SPB Bonus ($)
Mr. Bachman	147,452	34.50	50,871
Mr. Anderson	195,753	34.50	67,535

The annual cash bonus payments made to our named executive officers for fiscal year 2022 are set forth in the “2022 Summary Compensation Table” below.

2022 Sales Quota Attainment

For 2022, Mr. Brightful achieved aggregate attainment of $392,264,805 in new ACV in global sales against his quota of $487,474,500, representing an aggregate achievement percentage of 80.47%. For 2022, Mr. McMurray achieved aggregate attainment of $147,551,235 in new ACV in international sales against his quota of $152,124,500, representing an aggregate achievement percentage of 96.99%.

2022 Sales Quota Payments

Consequently, cash bonus payments tied to attainment against sales quota targets for our participating named executive officers were approved as follows:

Named Executive Officer	2022 Target Aggregate Quarterly Commission Opportunity ($)	Aggregate Achievement Percentage (%)	Aggregate 2022 Actual Sales Quota Commissions ($)
Mr. Brightful	500,000	80.47%	402,344
Mr. McMurray(1)	469,388	96.99%	455,277

(1) Mr. McMurray’s bonus is denominated and paid in Australian Dollars. The amounts reported in the table above was calculated using an exchange rate of USD $1.00 to AUD $1.47.

The aggregate quarterly sales quota cash commissions made to our named executive officers for fiscal year 2022 are set forth in the “2022 Summary Compensation Table” below.

Long-Term Equity Incentive Compensation

As a technology company that encounters significant competition for qualified personnel, long-term incentive compensation plays a critical role in our ability to attract, hire, motivate and reward qualified and experienced executive officers. The use of long-term incentive compensation in the form of equity awards is necessary for us to compete for qualified executive officers without significantly increasing cash compensation and is the most important element of our executive compensation program. We use equity awards to incentivize and reward our executive officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with the interests of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain our executive officers in a highly competitive market.

In 2022, our compensation committee authorized the grant of RSU awards that vest based on continued service with us and PSU awards that are earned based on the achievement of pre-determined performance metrics (the “2022 Awards”). Our compensation committee viewed the 2022 Awards as inherently variable since the grant date fair value of these awards may not necessarily be indicative of their value when, and if, the shares underlying these awards vest or are earned, if at all. Since RSU awards have value to the recipient even in the absence of stock price appreciation, our compensation committee believed that the RSU awards would incentivize and retain our executive officers using fewer shares of our Class A common stock than would be necessary if we used stock options to provide an equity stake in the company. Further, since the value of RSU awards increases with any increase in the value of the underlying shares of our Class A common stock, RSU awards also provide incentives to our executive officers, including our named executive officers, that are aligned with the interests of our stockholders. Our compensation committee also believed that the PSU awards would serve as an effective source of motivation for our executive officers to drive our financial performance. In addition, PSU awards provide a direct link between compensation and stockholder return, thereby motivating our executive officers to focus on and strive to achieve both our annual and long-term financial and strategic objectives.

Our compensation committee did not apply a rigid formula in determining the size of the 2022 Awards granted to our executive officers, including our named executive officers. Instead, in making these decisions, our compensation committee, in collaboration with our management team, reviewed and determined the size of the equity awards of our executive officers, including our named executive officers, taking into account each executive officer’s position, qualifications, experience, his or her outstanding equity holdings (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares allocated for use for employee long-term incentive compensation awards and the potential dilution to our stockholders in relation to the median practice of comparable companies and our compensation objectives. In addition to Compensia benchmarking data, our compensation committee also took into consideration competitive market data contained in Aon’s Radford Global Compensation Database (for companies with revenues ranging from approximately $490 million to approximately $1.9 billion and market capitalizations ranging from approximately $8.3 billion to approximately $74.6 billion) in addition to our executive officers’ experience in the industry with reference to the long-term incentive awards granted similarly-situated executives in other companies of similar stage of development operating in our industry. Based upon these factors, our compensation committee determined the size of each award at levels considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

    2022 Equity Awards Granted to Named Executive Officers

Effective February 18, 2022, our board of directors granted certain of our named executive officers the 2022 Awards set forth in the table below. In light of the significant equity awards granted to him in connection with our IPO, which were intended to cover multiple years, Mr. Serafin was not granted any equity awards in 2022.

Named Executive Officer	RSU Awards (#)	PSU Awards (target #)
Mr. Bachman	115,780	57,890
Mr. Anderson	150,515	75,257
Mr. Brightful	150,515	75,257
Mr. McMurray	208,405	-

Each unit granted pursuant to the RSU awards and PSU awards represents a contingent right to receive one share of our Class A common stock for each unit that vests.

2022 Awards

RSU Awards – The 2022 Awards that are RSU awards are subject to a four-year vesting schedule and vest ratably over 16 quarters, with the first quarterly vesting date occurring on May 1, 2022, subject to continued service through the applicable vesting date, except that the RSU award granted to Mr. McMurray in 2022 is subject to a three-year vesting schedule and vests ratably over 12 quarters, with the first quarterly vesting occurring on May 1, 2022, subject to continued service through the applicable vesting date.

PSU Awards - In 2022, we granted Mr. Bachman, Mr. Anderson, and Mr. Brightful PSUs that are earned and vest in four equal annual installments, on February 1, 2023, February 1, 2024, February 1, 2025, and February 1, 2026, based on the achievement of performance conditions established by our compensation committee and measured annually, with payment of 100% of each installment in the event that the target level for each corporate performance metric is achieved, with ratable downward adjustments in the event that the target level for a corporate performance metric is not achieved (the "2022 PSU Awards"). In February 2022, our compensation committee established the corporate performance metrics and their associated weighting and the target performance level for the corporate performance metrics for 2022, 2023, 2024 and 2025 (the “2022 PSU Award Performance Targets”). The 2022 PSU Award Performance Targets were as follows:

Performance Metric	Weighting	Performance Target
Subscription revenue	60%	$1,287 million
Total revenue	25%	$1,545 million
Non-GAAP operating income*	15%	$30 million

* Non-GAAP operating income is a non-GAAP financial measure. A reconciliation of non-GAAP operating income to its most comparable GAAP measure, is included as Appendix A to this proxy statement.

On January 12, 2023, the compensation committee determined that we had achieved 95.60% of the 2022 PSU Award Performance Targets for 2022 and that the following number of shares of Class A common stock had been earned by our named executive officers and would vest on February 1, 2023:

Named Executive Officer	2022 PSU Awards (number of shares earned) (#)
Mr. Serafin	—
Mr. Bachman	13,837
Mr. Anderson	17,987
Mr. Brightful	17,987
Mr. McMurray	—

Vesting of the 2022 Tranche of the 2021 PSU Awards

In January 2021, we granted our then-serving named executive officers PSUs that are earned and vest in four equal annual installments, on February 1, 2022, February 1, 2023, February 1, 2024, and February 1, 2025, based on the achievement of performance conditions established by our board of directors and measured annually, with payment of 100% of each installment in the event that the target level for each corporate performance metric is achieved, with ratable downward adjustments in the event that the target level for a corporate performance metric is not achieved (the "2021 PSU Awards"). In November 2021, in connection with his hire, Mr. Brightful was granted a 2021 PSU Award that is earned and vests in four equal annual installments on November 1, 2022, November 1, 2023, November 1, 2024 and November 1, 2025. In January 2021, our board of directors established the corporate performance metrics and their associated weighting and the target performance level for the corporate performance metrics for 2021 PSU Awards for 2021, 2022, 2023 and 2024 (the “2021 PSU Award Performance Targets”). In November 2021, as a result of the Clarabridge, Inc. acquisition on October 1, 2021, the compensation committee determined that it was necessary and appropriate to update and adjust the 2021 PSU Award Performance Targets to take into account such acquisition (the “Adjusted Performance Targets”). Consequently, the compensation committee approved the Adjusted Performance Targets effective October 1, 2021. As adjusted, the performance targets for the 2021 PSU Awards for fiscal year 2022 were as follows:

Performance Metric	Weighting	Performance Target
Subscription revenue	60%	$1,155 million
Total revenue	25%	$1,416 million
Non-GAAP operating income*	15%	($10 million)

* Non-GAAP operating income is a non-GAAP financial measures. A reconciliation of non-GAAP operating income to its most comparable GAAP measure, is included as Appendix A to this proxy statement.

On January 12, 2023, the compensation committee determined that we had achieved 100% of the Adjusted Performance Targets for fiscal year 2022 for the 2021 PSU Awards and that the following number of shares of Class A common stock had been earned by our named executive officers and would vest on February 1, 2023:

Named Executive Officer	2021 PSU Awards (number of shares earned) (#)
Mr. Serafin	1,500,000
Mr. Bachman	52,083
Mr. Anderson	41,667
Mr. Brightful(1)	43,116
Mr. McMurray	41,667

(1)     This portion of Mr. Brightful's 2021 PSU Award vested on November 1, 2022 based on his hire and PSU grant date.

The equity awards granted to our named executive officers during 2022 are set forth in the "2022 Summary Compensation Table" and the "2022 Grants of Plan-Based Awards Table" below.

Health and Welfare Benefits

Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all our other eligible employees. These benefits include health savings accounts, flexible spending accounts, medical, dental and vision benefits, business travel insurance, an employee assistance program, basic and optional life insurance benefits, accidental death and dismemberment insurance policies, short-term and long-term disability insurance and commuter benefits.

We maintain a Section 401(k) retirement savings plan (the “Section 401(k) Plan”) that provides eligible U.S. employees, including our named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Effective January 1, 2022, vesting was accelerated for all employer matching contributions, and there is now immediate vesting across the plan. Effective January 1, 2022, eligible employees are able to contribute up to 90% of their compensation to the Section 401(k) Plan each pay period, and we automatically make partial safe harbor matching contributions of up to 5% of their compensation, up to a maximum employer contribution of $16,500 for 2022. As a tax-qualified retirement plan, contributions to the Section 401(k) Plan and earnings on those contributions are intended to be qualified under Section 401(a) of the Internal Revenue Code (the “Code”) with the Section 401(k) Plan’s related trust intended to be tax exempt under Section 501(a) of the Code.
We believe these benefits are generally consistent with those offered by other companies and specifically those companies with which we compete for executive talent. We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not generally provide perquisites or other personal benefits to our named executive officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective and for recruitment and retention purposes. During 2022, our named executive officers did not receive perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Agreements and Change in Control Plan

In January 2021, we entered into a written employment agreement with our CEO that became effective on the effective date of our IPO (the “CEO Employment Agreement”). This agreement was approved by our board of directors and supersedes in all respects all prior agreements between the CEO and us regarding his employment. We believe the CEO Employment Agreement was necessary to secure the service of our CEO in a highly competitive job market.

The term of the CEO Employment Agreement commenced on the effective date of our IPO and continues until the fourth anniversary of the effective date of our IPO (the “Initial Term”), at which time the agreement and our CEO's employment will automatically renew for successive one-year periods, unless either party provides the other with at least six months’ written notice of its intent not to renew the CEO Employment Agreement.

The CEO Employment Agreement provides for “at will” employment (meaning that either we or the CEO may terminate the employment relationship at any time without cause) and generally sets forth the CEO’s initial base salary, a target annual cash incentive opportunity, the grant of one or more equity awards by our board of directors upon the effective date of our IPO and the opportunity to receive additional equity awards in the future and eligibility to participate in our employee benefit plans and programs in effect for similarly situated employees during his employment.

The CEO Employment Agreement also contains provisions for certain payments and benefits in the event of certain qualifying terminations of employment not involving a change in control of the company, as further described below. In addition, the CEO Employment Agreement contains restrictive covenant provisions, including a 12-month post-termination non-competition period and a 24-month post-termination non-solicitation period, as well as standard confidentiality and intellectual property assignment provisions, including a three-year post-termination confidentiality provision.

On January 18, 2021, we entered into an employment agreement with Mr. Anderson (the “Anderson Employment Agreement”). The Anderson Employment Agreement provides for Mr. Anderson’s at-will employment and sets forth bi-monthly payment of his compensation as well as his eligibility to participate in our benefit plans generally. The Anderson Employment Agreement also contains restrictive covenant provisions, including standard non-solicitation and non-competition provisions that apply during the period of Mr. Anderson’s employment and for a 12-month period thereafter, as well as standard confidentiality and intellectual property assignment provisions.

On November 8, 2021, we entered into an employment agreement with Mr. Brightful (the “Brightful Employment Agreement”). The Brightful Employment Agreement provides for Mr. Brightful’s at-will employment and sets forth bi-monthly payment of his compensation as well as his eligibility to participate in our benefit plans generally. The Brightful Employment Agreement also contains restrictive covenant provisions, including standard non-solicitation and non-competition provisions that apply during the period of Mr. Brightful’s employment and for a 12-month period thereafter, as well as standard confidentiality and intellectual property assignment provisions.

For more information on the employment agreements with our named executive officers, see “Employment Arrangements” below.

Under the Qualtrics International, Inc. Executive Change in Control Severance Plan (the “Change in Control Plan”), our named executive officers are also eligible for certain payments and benefits in the event of certain qualifying terminations of employment that occur during the period commencing on the date of a change in control of the company and ending on the last day of the month in which the second anniversary of the change in control occurred. These post-employment compensation arrangements are discussed in “Post-Employment Compensation Arrangements” below.

Post-Employment Compensation Arrangements

We have entered into an employment agreement with our CEO that provides for certain protections upon a termination of employment by the company without “cause” or by the CEO for “good reason” (as such terms are defined in the CEO Employment Agreement) other than in connection with a change in control of the company, in exchange for the execution of a separation and release agreement that becomes non-revocable. More specifically, in the event the employment of Mr. Serafin is terminated by us without “cause” or if he resigns for “good reason” (other than in connection with a change in control), he will be entitled to receive severance equal to: (1) an amount equal to 12 months of his base salary, (2) reimbursement for health insurance premiums for him and his eligible dependents for the 12-month period immediately following his termination, and (3) full acceleration and vesting of the equity awards granted at the effective time of our IPO, using performance levels for the fiscal year preceding the termination date to determine any portion of his awards that are PSUs.

In addition, on January 7, 2021, our board of directors adopted the Change in Control Plan for certain designated executive officers of the company, including our named executive officers. Participants in the Change in Control Plan are eligible to receive a specified cash severance payment (equal to the sum of his or her then-base salary and target annual cash incentive opportunity), accelerated vesting of all outstanding and unvested equity awards held as of the date of termination of employment, and certain health care benefits for him or her and his or her eligible dependents for up to 12 months if such participant incurs a “separation from service without cause” or resigns for “good reason” during the period commencing on the date of a “change in control” of the company and ending on the last day of the month in which the second anniversary of the change in control occurred (as each term is defined in the Change in Control Plan), in exchange for the execution and non-revocation of a separation agreement and release of claims (containing our standard restrictive covenants and incorporating any restrictive covenants from the named executive officer’s employment agreement) that becomes non-revocable.

We believe these post-employment compensation arrangements provide reasonable compensation in the form of severance pay and certain limited benefits to the named executive officers if they leave our employ under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing named executive officer to sign a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that these agreements help maintain our named executive officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change in control transaction and mitigate the risk of subsequent disputes or litigation. The terms and conditions of these arrangements were approved by our board of directors.

Under the post-employment compensation provisions, all payments and benefits in the event of a change in control transaction are payable only if there is a connected loss of employment by a named executive officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control of the company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of a transaction.

We are not obligated to provide excise tax payments, which we refer to as gross-ups, to any of our executive officers, including our named executive officers.

We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control, are essential to attracting and retaining highly-qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our named executive officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.

For an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Prohibition on Hedging and Pledging of Securities

Under our Insider Trading Policy, our employees, including our named executive officers, and the non-employee members of our board of directors, as well as their immediate family members and members of their households, are prohibited from:

•trading in options, warrants, puts, calls or similar derivative securities on our securities;
•participating in hedging transactions relating to our securities, such as call or put options, prepaid variable forward contracts, equity swaps, collars or exchange funds; or
•selling short any of our securities, holding such securities in margin accounts or pledging such securities as collateral.

Tax and Accounting Considerations

Accounting for Stock-Based Compensation

The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is the Financial Accounting Standard Board’s Accounting Standards Codification, Compensation – Stock Compensation (Topic 718) (“ASC Topic 718”), the standard that governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

Tabular Disclosure Regarding Executive Compensation

The following tables provide information regarding the compensation awarded to or earned by our named executive officers during the fiscal years indicated.

2022 Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Zig Serafin Chief Executive Officer	2022	500,000	—	—	—	15,250	515,250
	2021	500,000	—	540,000,000	—	13,050	540,513,050
	2020	500,000	—	—	285,390	11,875	797,265
Robert Bachman Chief Financial Officer	2022	295,000	—	4,991,276	50,871	14,750	5,351,897
	2021	246,667	—	19,749,990	157,867	11,100	20,165,624

Brad Anderson President, Products and Services	2022	394,667	—	6,488,687	67,535	—	6,950,889

DePorres (DP) Brightful President, Worldwide Field Operations	2022	500,000	-	6,488,687	402,344	1,800	7,392,831

Bill McMurray(4) Chief Revenue Officer	2022	471,060	-	5,989,559	455,277	18,328	6,934,224
	2021	532,660	-	14,000,010	654,955	21,154	15,208,779
	2020	559,441	675,200	1,502,556	751,661	14,929	3,503,787

(1) The amounts reported for 2021 and 2022 represent the aggregate grant date fair value of the RSU and PSU awards granted to our named executive officers, calculated in accordance with ASC Topic 718. The values reported for the PSU awards represent the grant date fair value of such awards assuming the probable outcome of the performance conditions, which assumes maximum achievement of the performance conditions. The amounts reported for 2020 represent the grant date fair value of fixed value cash rights and cash-settled RSU awards in SAP SE, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used to calculate the value of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022 filed with the SEC on February 24, 2022. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers upon vesting of these awards or the sale of the underlying shares of Class A common stock. In connection with our IPO, all of our executive officers exchanged all of their fixed value cash rights and cash-settled RSU awards in SAP SE for Qualtrics RSUs.

(2)    The amounts reported for Mr. Anderson and Bachman represent incentive bonuses paid based upon the achievement of certain performance-based objectives pursuant to our Shared Performance Bonus Plan and the amounts reported for Mr. Brightful and Mr. McMurray represent quarterly commission payments based on attainment against sales quota targets. Descriptions of 2022 Shared Performance Bonus Program and the sales quota commissions are included above under the heading “Compensation Discussion and Analysis—Compensation Elements—Shared Performance Bonus Program and Sales Quota Commissions.”

(3)    The amounts reported represent company-paid 401(k) plan contributions which we provided to all of our 401(k) plan eligible U.S. employees on the same basis, and company-paid contributions to Mr. McMurray's defined contribution plan during the fiscal year, which we provided to all eligible employees in Australia on the same basis, as well as travel stipends.
(4)    Mr. McMurray's salary and commission compensation is denominated and paid in Australian Dollars. The amount reported in the table above for (i) 2022 was calculated using an exchange rate of USD $1.00 to AUD $1.47; (ii) 2021 was calculated using an exchange rate of USD $1.00 to AUD $1.30; and (iii) 2020 was calculated using an exchange rate of USD $1.00 to AUD $1.43.

Grants of Plan-Based Awards – 2022
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards(2)	All other Stock Awards: Number of Shares of Stock or units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Target ($)	Target (#)
Zig Serafin	—	—	—	—	—
	—	—	—	—	—
Robert Bachman	—	147,452	—	—	—
	2/18/2022	-	57,890	-	1,663,759
	2/18/2022	-	-	115,780	3,327,517
Brad Anderson	-	195,753	—	—	—
	2/18/2022	—	75,257	—	2,162,886
	2/18/2022	—	—	150,515	4,325,801
DePorres (DP) Brightful	-	500,000	-	-	-
	2/18/2022		75,257	-	2,162,886
	2/18/2022	-	-	150,515	4,325,801
Bill McMurray	-	469,388	-	-	-
	2/18/2022	-	-	208,405	5,989,559

(1)    Represents the target performance-based incentive cash payments pursuant to the 2022 SPB or the target sales quota commissions the named executive officers could earn, as described in “—Shared Performance Bonus Plan and Sales Quota Commissions” above. The actual amounts earned pursuant to the 2022 SPB and the actual sales commission payments for 2022 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. There are no threshold or maximum bonus payments under the 2022 SPB or for sales quota commissions.
(2)    Reflects the target equity incentive payout levels associated with PSU awards granted to the named executive officers pursuant to our 2021 Employee Omnibus Equity Plan (the “2021 Plan”). There are no threshold or maximum performance levels for the PSU awards.

(3)    Reflects RSU awards granted under our 2021 Plan.
(4)    Reflects the grant date fair value of RSU and PSU awards granted to each of the named executive officers in 2022.

		Outstanding Equity Awards At Fiscal Year End - 2022
		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Zig Serafin	02/1/2021	6,750,000(2)	70,065,000	—	—
	02/1/2021	—	—	4,500,000(3)	46,710,000
Robert Bachman	02/18/2022	94,071(4)	976,457	—	—
	02/18/2022	—	—	57,890(5)	600,898
	02/1/2021	234,376(2)	2,432,823	—	—
	02/1/2021	—	—	156,250(3)	1,621,875
	02/1/2021	18,750(6)	194,625	—	—
Brad Anderson	2/18/2022	122,293(4)	1,269,401	—	—
	2/18/2022	—	—	75,257(5)	781,168
	11/8/2020	25(7)	260	—	—
	2/1/2021	187,500(2)	1,946,250	—	—
	2/1/2021	—	—	125,000(3)	1,297,500
DePorres (DP) Brightful	2/18/2022	—	—	75,257(5)	781,168
	2/18/2022	122,293(4)	1,269,401	—	—
	11/1/2021	—	—	129,351(10)	1,342,663
	11/1/2021	258,702(8)	2,685,327	—	—
Bill McMurray	2/18/2022	156,304(9)	1,622,436	—	—
	2/1/2021	37,500(6)	389,250	—	—
	2/1/2021	187,500(4)	1,946,250	—	—
	2/1/2021	—	—	125,001(3)	1,297,510
	6/10/2020	16,022(11)	166,308	—	—

(1)    Represents the fair market value of unvested RSUs and PSUs as of December 31, 2022, based upon the closing market price of our common stock on December 30, 2022, the last trading day of 2022, of $10.38 per share.
(2)    The unvested units reported represent RSU awards subject to a four year vesting schedule, with 25% of the RSUs vesting on February 1, 2022, the first anniversary of the grant date, and the remaining units vesting ratably over the subsequent 12 quarters, with the first quarterly vesting date occurring on May 1, 2022, subject to continued service through the applicable vesting date.

(3)    The unvested units represent PSU awards, which are earned and vest in four equal annual installments, on February 1, 2022, February 1, 2023, February 1, 2024, and February 1, 2025, based on the achievement of performance-based conditions established by the compensation committee and measured annually, subject to continued service through the applicable vesting date.

(4)    The unvested units reported represent RSU awards that vest in 16 equal quarterly installments following February 1, 2022, with the first quarterly vesting date occurring on May 1, 2022, subject to continued service through the applicable date.
(5)    The unvested units represent PSU awards, which are earned and vest in four equal annual installments, on February 1, 2023, February 1, 2024, February 1, 2025, and February 1, 2026, based on the achievement of performance-based conditions established by the compensation committee and measured annually, subject to continued service through the applicable vesting date.

(6)    The unvested units reported represent RSU awards granted pursuant to a ‘Salary Adjustment Program’ approved by our board of directors in January 2021, pursuant to which certain employees were given the opportunity to make a one-time election to permanently reduce their annual cash base salary and receive a one-time RSU award. Such RSU awards are subject to a four year vesting schedule, with the RSUs vesting in equal quarterly installments beginning on February 1, 2021 with the first vesting date occurring on May 1, 2021, subject to continued service through the applicable date.

(7)    The unvested units represent RSU awards, which vest in three equal installments, on January 31, 2022, July 31, 2022, and January 31, 2023, subject to continued service through the applicable vesting date.

(8)    The unvested units reported represent RSU awards subject to a four year vesting schedule, with 25% of the RSUs vesting on November 1, 2022, the first anniversary of the grant date, and the remaining units vesting ratably over the subsequent 12 quarters, with the first quarterly vesting date occurring on February 1, 2023, subject to continued service through the applicable vesting date.

(9)    The unvested units reported represent RSU awards subject to a three year vesting schedule and vests ratably over 12 quarters, with the first quarterly vesting occurring on May 1, 2022, subject to continued service through the applicable vesting date.

(10)     The unvested units represent PSU awards, which are earned and vest in four equal annual installments, on November 1, 2022, November 1, 2023, November 1, 2024 and November 1, 2025, subject to continued service through the applicable vesting date.

(11)     The unvested units reported represent RSUs granted in exchange for cash-settled restricted stock units with respect to SAP SE stock tendered in the exchange offer in connection with our IPO, subject to continued service through the applicable vesting date.

Option Exercises and Stock Vested - 2022
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Zig Serafin	7,318,698	178,522,595
Robert Bachman	303,452	7,203,792
Brad Anderson	215,771	5,069,106
DePorres (DP) Brightful	157,571	2,002,961
Bill McMurray	311,780	7,070,240

(1)    The value realized on vesting is based on the closing price per share of our Class A common stock on the vesting date, multiplied by the number of RSUs or PSUs that vested.
Pension Benefits and Nonqualified Deferred Compensation
We do not offer any defined benefit pension plans or nonqualified deferred compensation plans.
Potential Payments upon Termination or Change in Control
The information below sets forth the estimated amounts payable under existing plans and contractual arrangements assuming a qualifying termination of employment occurred on December 31, 2022, based on the closing market price of our common stock on December 30, 2022, the last trading day of 2022, of $10.38 per share. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. These figures are based on the equity, employment and severance arrangements in effect on December 31, 2022. The estimated amount of the total severance payments and benefits, including the value attributable to the accelerated vesting of equity awards, payable to Mr. Serafin pursuant to his employment agreement upon a termination without “cause” or a resignation for “good reason” (other than in connection with a change in control) is $117,303,451. The estimated amount of the total severance payments and benefits, including the value attributable to the accelerated vesting of equity awards, payable to each of Messrs. Serafin, Bachman, Anderson, Brightful, and McMurray pursuant to the Change in Control Plan upon a “separation from service without cause” or a resignation for “good reason” during the period commencing on the date of a “change in control” of the company and ending on the last day of the month in which the second anniversary of the change in control occurred are $117,303,452, $6,298,129 $5,919,748, $7,102,558, and $6,362,230, respectively.

CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to our median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
We identified the median employee using our employee population on December 31, 2022 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis).
We identified the median employee by looking at annual base pay as of December 31, 2022 for all active employees as of that date/W-2 Box 1 compensation for the year ended December 31, 2022. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. Once the median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation, calculated using Summary Compensation Table requirements, was $159,087. Our CEO’s compensation as reported in the Summary Compensation Table was $515,250. Therefore, our CEO Pay Ratio is approximately 3.24:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the compensation committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Pay Versus Performance

Pay Versus Performance
					Value of Initial Fixed $100
					Investment Based On:
Year (1) (a)	Summary Compensation Table Total for PEO ($) (2) (b)	Compensation Actually Paid for PEO ($) (3) (c)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2) (d)	Average Compensation Actually Paid for Non-PEO NEOs ($) (4) (e)	Total Shareholder Return ($) (5) (f)	Peer Group Total Shareholder Return ($) (6) (g)	Net Income ($) (7) (h)	Company- Selected Measure: Revenue ($) (8) (i)
2022	515,250	(280,959,750)	6,657,460	(82,248,456)	23	95	(1,061,478,000)	1,458,628,000
2021	540,513,050	639,396,400	217,545,955	258,409,292	78	131	(1,059,146,000)	1,075,664,000

(1)     Zig Serafin served as the company’s principal executive officer (“PEO”) for the entirety of 2021 and 2022. The company’s other named executive officers (“NEOs”) for the applicable years were as follows:
– 2022: Robert Bachman, Bill McMurray, DePorres (DP) Brightful, and Brad Anderson; and
– 2021: Robert Bachman, Ryan Smith, Chris Beckstead, and John Thimsen.

(2)     Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for the company’s PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the company’s NEOs as a group (other than the PEO).

(3)     Amounts reported in this column represent the “compensation actually paid” to the PEO. The dollar amounts do not reflect the actual amount of compensation earned or paid to the PEO during the applicable year. In accordance with the requirements of Item 402(v) of the Regulation S-K, the following adjustments were made to the PEO’s total compensation reported in the Summary Compensation Table for the indicated fiscal years to determine compensation actually paid:

PEO
			2021	2022
	Summary Compensation Table - Total Compensation	(a)	$540,513,050	$515,250
-	Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(b)	$(540,000,000)	$0
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	(c)	$637,200,000	$0
+/-	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(d)	$227,479	$(281,475,000)
+	Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$0
+/-	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$1,455,871	$0

-	Fair Value as of Prior Fiscal Year End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0
=	Compensation Actually Paid		$639,396,400	$(280,959,750)

(a)    Represents total compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)    Represents the total of the amount reported in the “Stock Awards” column in the Summary Compensation     Table for the PEO for the indicated fiscal year. We did not grant any stock options during the indicated fiscal years.
(c)    Represents the aggregate fair value as of the indicated fiscal year-end of the PEO’s outstanding and unvested stock awards granted during such fiscal year, computed in accordance with FASB ASC 718.
(d)    Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the PEO as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718, and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year. Calculations for 2021 use a $35 stock price for equity outstanding on December 31, 2020 to align with the valuation in the 2021 proxy statement.
(e)    Represents the aggregate fair value at vesting of the stock awards that were granted to the PEO and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(f)    Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the PEO that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718. Calculations for 2021 use a $35 stock price for equity outstanding on December 31, 2020 to align with the valuation in the 2021 proxy statement.
(g)     Represents the aggregate fair value as of the last day of the prior fiscal year of the PEO’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
(4)     Amounts reported in this column represent the average “compensation actually paid” to the NEOs other than the PEO. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs other than the PEO as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for such NEOs as a group reported in the Summary Compensation Table for the indicated fiscal year to determine the compensation actually paid:

NEO Average
			2021	2022
	Summary Compensation Table - Total Compensation	(a)	$217,545,955	$6,657,460
-	Grant Date Fair Value of Stock Awards Granted in Fiscal Year	(b)	$(217,062,750)	$(5,989,552)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards Granted in Fiscal Year	(c)	$256,023,367	$1,455,432
+/-	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years	(d)	$144,528	$(66,115,180)

+	Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$130,927	$376,693
+/-	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$1,627,265	$(18,633,309)
-	Fair Value as of Prior Fiscal Year End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0
=	Compensation Actually Paid	(h)	$258,409,292	$(82,248,456)

(a)    Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b)    Represents the average total compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)    Represents the average of the total amount reported in the “Stock Awards” column in the Summary Compensation Table for the NEOs other than the PEO for the indicated fiscal year. We did not grant any stock options during the indicated fiscal years.
(d)    Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards granted during such fiscal year, computed in accordance with FASB ASC 718. Calculations for 2021 use a $35 stock price for equity outstanding on December 31, 2020 to align with the valuation in the 2021 proxy statement.
(e)    Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718 and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)    Represents the average aggregate fair value at vesting of the stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718. Calculations for 2021 use a $35 stock price for equity outstanding on December 31, 2020 to align with the valuation in the 2021 proxy statement.
(g)    Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.
(h)    Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.
(5)     Pursuant to rules of the SEC, the comparison assumes $100 was invested in our common stock as of the close of the day of our initial public offering on January 28, 2021. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)     Represents the weighted peer group total shareholder return, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: the S&P 500 Information Technology.

(7)     Represents the amount of net income reflected in the company’s audited financial statements for the applicable year.

(8)     As noted in the “Compensation Discussion and Analysis” section of this proxy statement , revenue growth continues to be viewed as a key metric of our business performance and aligned with long term stockholder value creation as reflected in its use as one of the performance metrics in our PSU awards. While we use numerous financial and non-financial performance measures for the purpose of evaluating performance for our compensation programs, we have determined that revenue is the financial performance measure that, in the company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the Pay Versus Performance table) used to link compensation actually paid to the NEOs, for the most recently completed fiscal year, to company performance.

Relationship Between Pay and Performance
Compensation actually paid (“CAP”), calculated in accordance with Item 402(v) of Regulation S-K, reflects adjustments for unvested and vested equity awards during the years shown in the table based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers but does not reflect actual amounts paid out for those awards. CAP generally fluctuates due to stock price and varying levels of projected and actual achievement of performance goals. For a discussion of how our compensation committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see the “Compensation Discussion and Analysis” section in this proxy statement and in the proxy statement for 2021. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Net Income
2021
2022
$800,000
$600,000
$400,000
$200,000
$0
-$200,000
-$400,000
-$600,000
Compensation Actually Paid ($000)
-$1,058
-$1,058
-$1,059
-$1,059
-$1,060
-$1,060
-$1,061
-$1,061
-$1,062
-$1,062
Net Income ($M)
$639,396
$258,409
-$1,059
-$82,251
-$1,061
-$361,496

Compensation Actually Paid vs. Revenue

Compensation Actually Paid to PEO
Average Compensation Actually Paid to Non-PEO NEOs
Company Selected Measure
2021
2022
$800,000
$600,000
$400,000
$200,000
$0
-$200,000
-$400,000
-$600,000
Compensation Actually Paid ($000)
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Revenue ($M)
$639,396
$258,409
$1,076
$1,459
-$82,251
-$361,496

We believe the compensation actually paid in each of the years reported above and over the two-year cumulative period are reflective of the compensation committee’s emphasis on “pay-for-performance” as the compensation actually paid fluctuated year-over-year, primarily due to the changes in our stock price.

Tabular List of Financial Performance Measures

The following is a list of financial performance measures, which in the company’s assessment represent the most important financial performance measures used by the company to link compensation actually paid to the NEOs to company performance for 2022:
a.Revenue
b.Subscription revenue
c.Non-GAAP operating income*
d.New software ACV billings
e.Research services billings
f.Global renewal rate

* Non-GAAP operating income, non-GAAP operating margin, non-GAAP net loss, and non-GAAP net loss per share are non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to their most comparable GAAP measures, is included as Appendix A to this proxy statement.

Director Compensation
2022 Compensation
We have adopted a non-employee director compensation policy as described below. Employee directors and non-employee directors who are employed by SAP or affiliated with Silver Lake receive no additional compensation for their services on our board of directors. Our remaining non-employee directors are eligible to receive the following cash retainers:

Annual Retainer for Board Membership
Annual service on the board of directors	$45,000
Additional Annual Retainer for Committee Chairs
Annual service as chair of the audit committee	$20,000
Annual service as chair of the compensation committee	$20,000
Annual service as chair of the nominating and corporate governance committee	$20,000
Upon initial election or appointment to our board of directors, each new non-employee director who is not employed by SAP or affiliated with Silver Lake is granted a one-time RSU award having an aggregate grant date fair value of $450,000 (the “Initial Grant”). In addition, on each anniversary of their election or appointment, each such non-employee director who is continuing on our board of directors is granted a restricted stock unit award having an aggregate grant date fair value of $150,000 (the “Annual Grant”). Each Initial Grant vests in equal annual installments over three years, and each Annual Grant vests in full on the first anniversary of the grant date.
Board Observer
In contemplation of our IPO, in 2020, we agreed to allow Chris Beckstead, our President, to attend all meetings of our board of directors as a non-voting observer for as long as he is our President. Mr. Beckstead receives no additional compensation for his service as a board observer. We have agreed to reimburse all reasonable out-of-pocket expenses incurred by Mr. Beckstead for his attendance at meetings of our board of directors.
The following table provides compensation information for the fiscal year ended December 31, 2022 for each non-employee member of our board of directors. No employee member of our board of directors receives or has received separate compensation for services rendered as a member of our board of directors.

2022 Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Ritu Bhargava(3)	—	—	—
Egon Durban	—	—	—
Sindhu Gangadharan	—	—	—
Omar Johnson(4)	45,000	449,983	494,983
Christian Klein	—	—	—
Robin Manherz(5)	—	—	—
Luka Mucic	—	—	—
Donald Paoni(6)	—	—	—
Scott Russell	—	—	—
Kelly Steckelberg	65,000	149,995	214,995

(1)    The amounts reported represent the aggregate grant date fair value of the RSUs granted to our non-employee directors, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used to calculate the value of these awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022 filed with the SEC on February 24, 2023. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers upon vesting of these awards or the sale of the underlying shares of Class A common stock.

(2)    As of December 31, 2022, Ms. Steckelberg held 16,345 RSUs, and Mr. Johnson held 18,556 RSUs. None of the other non-employee directors held any outstanding equity awards as of December 31, 2021.
(3)    Ms. Bhargava joined the board of directors in January 2022.
(4)    Mr. Johnson joined the board of directors in January 2022.
(5)    Ms. Manherz joined the board of directors in August 2022.
(6)    Mr. Paoni resigned from the board of directors in August 2022.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2022 regarding shares of common stock that may be issued under our equity compensation plans, consisting of the 2021 Plan, the 2021 Qualtrics International Inc. Inducement Equity Plan (the “Inducement Plan”), the 2021 Qualtrics Employee Stock Purchase Plan (the “ESPP”), the Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan (the “2015 Plan”), and the Clarabridge, Inc. Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	75,459,577	(2)	N/A	16,106,785	(3)
Equity compensation plans not approved by stockholders(4)	1,680,235		4.87	3,118,976
Total	77,139,812		N/A	19,225,761

(1)	These plans consist of the 2021 Plan and the ESPP. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, and ending on (and including) January 1, 2031 by up to 5% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, as approved by the board of directors. The ESPP provides that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2031 by the least of (i) 2% of the number of shares of our Class A common stock reserved for issuance under the ESPP, (ii) 1% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, or (iii) such lesser number of shares as determined by our compensation committee.
(2)	Consists of shares of our Class A common stock subject to outstanding RSU and PSU awards under the 2021 Plan.
(3)	As of December 31, 2022, there were 6,933,372 shares available for grant under the 2021 Plan and 9,173,413 shares available for grant under the ESPP.
(4)
Consists of the Inducement Plan, the 2015 Plan and the 2005 Plan. In August 2021, the board of directors approved the Inducement Plan, pursuant to which the company reserved 3,400,000 shares of Class A common stock to be used for grants of equity-based awards to individuals who were not previously employees or directors of the company. As of December 31, 2022, there were 3,118,976 shares available for grant under the Inducement Plan. As of December 31, 2022, there were 212,612 shares of our Class A common stock subject to outstanding RSUs awards under the Inducement Plan. In connection with the acquisition of Clarabridge, we assumed the 2015 Plan and 2005 Plan and options to purchase shares of Clarabridge stock outstanding under the 2015 Plan and 2005 Plan were assumed by us and converted into corresponding Qualtrics options to purchase, in the aggregate, 3,203,885 shares of our Class A common stock, of which options to purchase 1,467,623 shares of our Class A common stock were outstanding as of December 31, 2022.

Compensation Committee Report
The information contained in this compensation committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Qualtrics International Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
THE COMPENSATION COMMITTEE
Christian Klein (Chair)
Luka Mucic
Ryan Smith

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 5, 2023, for:
•each of our named executive officers;
•each of our directors;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock (by number or by voting power).
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership on 183,153,525 shares of our Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of April 5, 2023. We have deemed shares of our common stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of April 5, 2023 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to RSUs outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604.

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
Named Executive Officers and Directors:
Zig Serafin (1)	6,193,802	3.4%	—	—	*	1.0%
Rob Bachman (2)	315,157	*	—	—	*	*
Brad Anderson (3)	239,067	*	—	—	*	*
DePorres (DP) Brightful (4)	175,080	*	—	—	*	*
Bill McMurray (5)	508,829	*	—	—	*	*
Ritu Bhargava	—	—	—	—	—	—
Egon Durban	—	—	—	—	—	—
Sindhu Gangadharan	—	—	—	—	—	—
Omar Johnson	6,185	*	—	—	*	*
Christian Klein	—	—	—	—	—	—
Robin Manherz	—	—	—	—	—	—
Luka Mucic	—	—	—	—	—	—
Scott Russell	—	—	—	—	—	—
Ryan Smith (6)	12,653,277	6.9%	—	—	*	2.1%
Kelly Steckelberg (7)	16,344	*	—	—	*	*
All directors and executive officers as a group (17 persons) (8)	23,267,720	12.5%	—	—	*	3.8%
Other 5% Stockholders:
SAP SE (9)	—	—	423,170,610	100.0%	95.9%	69.8%
Entities affiliated with Silver Lake (10)	24,987,839	13.6%	—	—	*	4.1%
The Vanguard Group (11)	10,224,441	5.6%	—	—	*	1.7%

* Represents less than one percent (1%).
†    Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and the holders of our Class B common stock are entitled to ten votes per share.
(1)    Consists of (i) 5,443,802 shares of Class A common stock held by Mr. Serafin and (ii) 750,000 shares of Class A common stock subject to RSUs held by Mr. Serafin that have vested or will vest within 60 days of April 5, 2023.
(2)    Consists of (i) 262,596 shares of Class A common stock held by Mr. Bachman and (ii) 52,561 shares of Class A common stock subject to RSUs held by Mr. Bachman that have vested or will vest within 60 days of April 5, 2023.
(3)    Consists of (i) 191,627 shares of Class A common stock held by Mr. Anderson and (ii) 47,440 shares of Class A common stock subject to RSUs held by Mr. Anderson that have vested or will vest within 60 days of April 5, 2023.
(4)    Consists of (i) 130,355 shares of Class A common stock held by Mr. Brightful and (ii) 44,725 shares of Class A common stock subject to RSUs held by Mr. Brightful that have vested or will vest within 60 days of April 5, 2023.
(5)    Consists of (i) 466,463 shares of Class A common stock held by Mr. McMurray and (ii) 42,366 shares of Class A common stock subject to RSUs held by Mr. McMurray that have vested or will vest within 60 days of April 5, 2023.
(6)    Consists of (i) 5,741,114 shares of Class A common stock held by Mr. Smith, (ii) 912,163 shares of Class A common stock subject to RSUs held by Mr. Smith that have vested or will vest within 60 days of April 5, 2023, and (iii) 6,000,000 shares of Class A common stock held by Q II, LLC (“Q II”), over which Mr. Smith has sole voting power as the sole manager of Q II. Q II is 100% owned by The Sundance Trust, for which Ashley Smith, Mr. Smith’s spouse, serves as the investment trustee. The address for Q II, LLC is 50 W Broadway Ste 333, PMB 42981, Salt Lake City, Utah 84101.
(7)    Consists of (i) 7,500 shares of Class A common stock held by Ms. Steckelberg and (ii) 8,844 shares of Class A common stock subject to RSUs held by Ms. Steckelberg that have vested or will vest within 60 days of April 5, 2023.
(8)    Consists of (i) 20,588,833 shares of Class A common stock held of record by our current directors, executive officers, and entities affiliated with our directors and executive officers, (ii) 400,000 shares of Class A common stock held by a charitable foundation, over which one of our executive officers and his wife have shared voting and dispositive power and of which our executive officer disclaims any beneficial ownership, and (ii) 2,278,887 shares of Class A common stock subject to RSUs held by our directors and executive officers that have vested or will vest within 60 days of April 5, 2023.
(9)    Based on information reported by SAP SE and SAP America, Inc. on Schedule 13G filed with the SEC on February 14, 2022. Consists of 423,170,610 shares of Class B common stock held by SAP America, Inc., a wholly owned subsidiary of SAP SE. The address for SAP SE is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany.
(10)    Based on information reported by entities affiliated with Silver Lake on Schedule 13D/A filed with the SEC on March 13, 2023. Consists of (i) 22,518,484 shares of Class A common stock held by SLP Quartz Aggregator, L.P. (“SLP Quartz”), (ii) 2,286,624 shares of Class A common stock held by Silver Lake Partners VI DE (AIV), L.P. ("SLP VI"), and (iii) 182,731 shares of Class A common stock held by Silver Lake Technology Investors VI, L.P. ("SLTI VI"). The general partner of SLP Quartz is SLP VI Aggregator GP, L.L.C. ("Quartz GP"). The general partner of each of SLP VI and SLTI VI and the managing member of Quartz GP is Silver Lake Technology Associates VI, L.P. ("SLTA"). The general partner of SLTA is SLTA VI (GP), L.L.C. ("SLTA GP"). The managing member of SLTA GP is Silver Lake Group, L.L.C. The address for each of these entities is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.
(11) Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 9, 2023. Consists of 10,224,441 shares of Class A common stock held by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Relationship with SAP and the Agreements Between SAP and Us
Acquisition of Qualtrics by SAP
We were acquired by SAP on January 23, 2019, pursuant to which SAP acquired all of our outstanding shares in an all cash transaction. As a result of the SAP Acquisition, and prior to our initial public offering and the Q II investment (as defined below), we operated as a wholly owned subsidiary of SAP.
Dividend to SAP America and Intercompany Indebtedness
In connection with our initial public offering, we declared a $2,392 million dividend on our common stock. The dividend was payable to holders of our common stock as of January 28, 2021. SAP America received the dividend in the form of two promissory notes, which we refer to as “Promissory note 1” and “Promissory note 2.” Q II waived its right to receive the dividend.
Promissory note 1 was issued with a principal amount of $1,892 million and interest rate of 0.14% compounded semi annually. $1,892 million, representing the principal balance and accrued interest was due and paid in full on February 1, 2021, the date of the closing of our initial public offering.
Promissory note 2 had a principal value of $500 million and matures upon the earlier of February 1, 2031 and the date on which we have received $500 million in net cash proceeds from primary public offerings of our Class A common stock. On November 9, 2021, we completed a public offering, in which we issued and sold 27,380,952 shares of our Class A common stock at a public offering price of $42.00 per share, for an aggregate offering price of $1,114.6 million, net of underwriting discounts and commissions. We used a portion of the proceeds to repay approximately $505.3 million of principal and interest outstanding on Promissory note 2 payable to SAP America, Inc. and intend to use the remaining proceeds for working capital and other general corporate purposes.
The dividend was declared to facilitate the return of capital from us to SAP America.
SAP as our Controlling Stockholder
SAP holds approximately 95.9% of the combined voting power of our outstanding common stock as of April 5, 2023. For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders.

Agreements Between SAP and Us
In February 2021, we entered into certain agreements with SAP governing various interim and ongoing relationships between us. These agreements include:
•a master transaction agreement;
•an administrative services agreement;
•a tax sharing agreement;
•an employee matters agreement;
•an intellectual property matters agreement;
•a distribution agreement;
•an insurance matters agreement;
•a stockholders’ agreement; and
•a real estate matters agreement.
We entered into these agreements with SAP in the context of our relationship with SAP as our parent company.
Master Transaction Agreement
The master transaction agreement contains key provisions relating to our transition to becoming a public company and our ongoing relationship with SAP. The master transaction agreement also contains agreements relating to the conduct of our initial public offering and related matters. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is three years after the first date on which SAP ceases to own shares representing the right to designate the majority of our board of directors. The provisions of the master transaction agreement related to our cooperation with SAP in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and SAP will survive indefinitely.
Future Distributions. Additionally, in the event SAP seeks to distribute all or any portion of our Class B common stock in a transaction that is intended to be tax-free for U.S. federal income tax purposes (a “Distribution”), we have agreed to cooperate, at our expense, with SAP to accomplish such Distribution and we have agreed to promptly take any and all actions necessary or desirable to effect such Distribution. SAP will determine, in its sole discretion, whether any Distribution shall occur, the date of such Distribution and the form, structure and all other terms of any transaction to effect such Distribution. A Distribution may not occur at all. At any time prior to completion of any Distribution, SAP may decide to abandon such Distribution, or may modify or change the terms of such Distribution, which could have the effect of accelerating or delaying the timing of such Distribution.
Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Qualtrics business and operations, and generally will place on SAP the financial responsibility for liabilities associated with all of SAP’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.

In addition to our general indemnification obligations described above relating to the current and historical Qualtrics business and operations, we agreed to indemnify SAP against liabilities arising from misstatements or omissions in the prospectus or the registration statement related to our initial public offering, except for misstatements or omissions relating to information that SAP provided to us specifically for inclusion in the prospectus or the registration statement. We will agreed to indemnify SAP against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to SAP specifically for inclusion in SAP’s annual or quarterly reports, but only to the extent that the information pertains to us or our business or to the extent SAP provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of SAP.
In addition to SAP’s general indemnification obligations described above relating to the current and historical SAP business and operations, SAP will indemnify us for liabilities under litigation matters related to SAP’s business and for liabilities arising from misstatements or omissions with respect to information that SAP provided to us specifically for inclusion in the prospectus or the registration statement related to our initial public offering. SAP also agreed to indemnify us against liabilities arising from information SAP provides to us specifically for inclusion in our annual or quarterly reports, but only to the extent that the information pertains to SAP or SAP’s business or to the extent we provide SAP prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.
For liabilities arising from events occurring on or before our initial public offering, the master transaction agreement contains a general release. Under this provision, we will release SAP and its subsidiaries, successors and assigns, and SAP will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and SAP on the other hand, occurring on or before the our initial public offering, including in connection with the activities to implement our initial public offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or other intercompany agreements or to specified ongoing contractual arrangements.
Compliance with SAP Policies. Under the master transaction agreement, we generally agree that we and all software and services provided or distributed by us will comply with certain SAP policies or equivalent policies that we adopt that are approved by SAP. Our chief compliance officer will be responsible for coordinating with and implementing the directive of the SAP personnel responsible for the subject matter of each such policy. We also agree to create our own policies with respect to matters not covered by SAP’s policies. Initially, we will leverage SAP’s training manuals and tracking systems; however, over time, we expect to create our own versions of such manuals and systems.
Accounting Matters. Under the master transaction agreement, we will agree, subject to applicable law, to use the same independent certified public accountants selected by SAP and to not change our fiscal year during the term of the master transaction agreement. We also agree to complete our audit and provide SAP with all financial and other information on a timely basis such that SAP may meet its deadlines for its U.S. and German reporting requirements.
Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including:
•adopting or implementing any stockholder rights plan or similar takeover defense measure;
•consolidating or merging with or into any other entity;
•permitting any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquiring the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one or more of our wholly owned subsidiaries are the only parties;

•issuing any stock or other equity securities except to our subsidiaries or pursuant to our initial public offering or to our employee benefit plans;
•conducting any business other than the business of enterprise software and related businesses;
•creating, incurring, assuming or permitting to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•making a loan or purchase debt securities in excess of $50 million;
•taking any actions to dissolve, liquidate or wind-up our company;
•declaring dividends on our stock;
•redeeming, purchasing or otherwise acquiring or retiring for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•entering into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amending, terminating or adopting any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Administrative Services Agreement
Under the administrative services agreement, SAP will provide us with certain services, including consulting and professional services, design and development services, language and globalization services, support and maintenance services, sales and marketing services, data and application hosting services and data processing services, data protection and privacy services, information technology services, compliance services, human resources services, finance and administration services, legal services and facilities services. We will provide SAP with consulting services and professional services, support and maintenance services and information technology services. For such time as the administrative services agreement is in effect, SAP and Qualtrics may agree on additional services to be included in the administrative services agreement. SAP will provide services to us, and we will provide services to SAP, with substantially the same degree of skill and care as such services are performed within SAP or within Qualtrics, respectively. Each of SAP and Qualtrics will pay for the services rendered based on the number and total cost of the SAP employees or Qualtrics employees required to provide services, or as otherwise may be agreed.

We anticipate that the initial term of the administrative services agreement will last for three years from the consummation of our initial public offering and will be extended automatically for successive one year terms unless terminated by one of the parties. Prior to the end of each year during the initial term or the end of any subsequent renewal term, we will agree with SAP to adjust the scope and fees payable for services under the agreement, as necessary, to accurately reflect the level of services required. We have the right to terminate any of the services provided by SAP under the administrative services agreement at any time upon 60 days’ prior written notice of termination to SAP, and SAP has the right to terminate any of the services provided by us under the administrative services agreement at any time upon 60 days’ prior written notice of termination to us. The administrative services agreement may also be terminated in the event of a 30-day uncured material breach by the party receiving services, or upon a change of control which includes when SAP ceases to own at least 50% of the total voting power of our stock. Notwithstanding any termination of the administrative services agreement or of any service provided under the administrative services agreement, each party shall continue to provide consulting services and support and maintenance services necessary to enable the other party to perform under any customer contract whereby Qualtrics products or services are sold or otherwise distributed by such other party for the duration of the support term under the applicable customer contract.
Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify SAP with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of SAP. SAP will also be responsible for, and will indemnify us with respect to, its own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by our gross negligence, breach, bad faith or willful misconduct.
Tax Sharing Agreement
We entered into a tax sharing agreement with SAP, which governs SAP’s and our respective rights, responsibilities and obligations with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax audits).
Since the SAP Acquisition we have been included in SAP America’s consolidated group for U.S. federal income tax purposes, which we refer to as a U.S. Consolidated Group, as well as in certain other consolidated, combined or unitary groups that include SAP SE or SAP America and/or certain of their subsidiaries, any such group being referred to as a SAP Tax Group. In October 2021, SAP America’s ownership dropped below 80% and we deconsolidated from the SAP Tax Group for federal tax purposes. We expect to remain a member of the SAP Tax Group for certain state filings.
Pursuant to the tax sharing agreement, SAP will file with the relevant governmental authority all tax returns with respect to a SAP Tax Group, and, for taxable periods beginning after December 31, 2020, we will make tax sharing payments to SAP. The amount of our tax sharing payments with respect to SAP America’s U.S. Consolidated Group will be determined, subject to certain adjustments (including with respect to the use of tax attribute carryforwards), as if we and each of our subsidiaries included in SAP America’s U.S. Consolidated Group filed our own U.S. federal consolidated income tax return for the relevant taxable period. To the extent that we generate net operating losses and other tax attributes in a taxable period beginning after December 31, 2020, which we refer to as our post-2020 tax attributes, that we are unable to use in the taxable period in which they are generated, SAP America and its subsidiaries (other than us) will be entitled to use such tax attributes without the need to compensate us currently. However, in subsequent taxable periods, our tax sharing payments with respect to SAP America’s U.S. Consolidated Group may be reduced (to varying extents) for any taxable period in which we would have otherwise been able to use certain of such post-2020 tax attributes if such tax attributes had not already been used by SAP America or its subsidiaries (other than us). Following an event which causes us to no longer be included in a SAP Tax Group, which we refer to as a deconsolidation event, we will be entitled to receive payments from SAP (to varying extents) in respect of certain of our post-2020 tax attributes for which SAP received a tax benefit and which we otherwise would have been able to use in a taxable period ending after such deconsolidation event if such tax attribute had not already been used by SAP. The amount of any tax sharing payments with respect to SAP Tax Groups relating to U.S. state or local income taxes will be determined by using certain simplifying conventions.

The tax sharing agreement provides that we will be responsible for any taxes with respect to income tax returns that include only us and/or our subsidiaries for taxable periods beginning after December 31, 2020. We will be responsible for any of our non-income taxes for all periods. Additionally, we will be required to indemnify SAP for any CFC/PFIC Taxes imposed on SAP that are attributable to us for taxable periods beginning after December 31, 2020.
The tax sharing agreement allocates to SAP the economic benefit of any of our tax deductions arising by reason of the issuance, vesting, exercise or settlement of any equity-based compensation awards that relate to our stock and which were granted on or prior to the date of our initial public offering, any such award being referred to as a Pre-IPO Equity Award. Accordingly, our tax sharing payments will not be reduced on account of tax deductions arising by reason of the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award. Further, following a deconsolidation event, we will be required to make payments to SAP America with respect to any tax benefit we recognize in connection with the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award.
Under the tax sharing agreement, SAP generally will have the right to control audits or other tax proceedings with respect to any tax returns of a SAP Tax Group, provided that we will have certain consultation and review rights with respect to any such audit or tax proceeding that could result in additional taxes for which we are liable under the tax sharing agreement above a certain threshold. We generally will have the right to control any audits or other tax proceedings with respect to tax returns that include only us and/or our subsidiaries; provided that so long as SAP owns 50% or more of our outstanding stock, SAP will have certain oversight and participation rights with respect to such audit or other tax proceeding.
Employee Matters Agreement
We also entered into an employee matters agreement with SAP. The employee matters agreement allocates liabilities, costs and responsibilities relating to employee compensation, benefit plans and programs and other related matters for our employees, as well as for employees who will be aligned with our business but who may remain employed by SAP legal entities for a fixed period of time following our initial public offering, or “Qualtrics-aligned employees.”
The employee matters agreement also addresses the treatment of equity-based compensation awards outstanding immediately prior to our initial public offering and held by such employees, the implementation of new equity-based compensation programs for such employees, the treatment of other incentive compensation for such employees, the transfer of personnel files, the application of personnel policies and works council arrangements and the implementation of certain administrative systems, including payroll systems. Some other arrangements addressed in the employee matters agreement, such as shared service agreements and leasing arrangements, apply only to “Qualtrics-aligned employees.” The term of the employee matters agreement continues until SAP owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock.
Intellectual Property Matters Agreement
The intellectual property matters agreement formalized our relationship with SAP with respect to our use of certain SAP intellectual property rights, as well as SAP’s use of certain of our intellectual property rights. The intellectual property matters agreement terminates upon our change of our control, including when SAP no longer controls more than 50% of our voting shares, or when SAP ceases to have the right to elect the majority of our board of directors. Under the terms of the intellectual property matters agreement, SAP granted us a covenant not to sue under SAP’s patent rights for seven years following termination with respect to the sale or distribution of our products existing on the date of termination. We, in turn, granted to SAP license rights under certain of our intellectual property rights for SAP to sell and distribute SAP’s products that incorporate or will incorporate such intellectual property. This license will survive termination of the intellectual property matters agreement. The scope of the intellectual property rights we license to SAP are limited to the intellectual property rights we control at the time the intellectual property matters agreement terminates.

Distribution Agreement
The distribution agreement formalized our relationship with SAP with respect to how SAP may resell our products under our brands, how SAP may license our products and IP that are embedded within an SAP product offering, and how we may license SAP products and IP that are embedded within our product offerings. Under the distribution agreement, we granted SAP licenses to test, customize, provide and support those of our products that SAP is authorized to distribute under the agreement, and SAP granted us licenses to test, customize, provide a support those of SAP’s products that we are authorized to distribute under the agreement. The distribution agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to certain third-party claims relating to the products that we and SAP are authorized to resell under the distribution agreement. The initial term of the distribution agreement continues until the later of (a) five years or (b) when SAP no longer controls more than 50% of our voting shares. In the event SAP controls more than 50% of our voting shares following the expiration of the initial five-year term, the term of the agreement may be renewed for a three-year term, unless either party elects not to renew on eighteen months’ notice. Following such three year renewal term, the term will renew automatically for successive eighteen (18) month terms unless either party elects not to renew on eighteen months’ notice.
Insurance Matters Agreement
We have also entered into an insurance matters agreement with SAP. Pursuant to the insurance matters agreement, SAP will maintain insurance policies covering, and for the benefit of, us and our business. The insurance policies maintained by SAP under the insurance matters agreement will be the same or substantially similar to those maintained by SAP and covering us prior to our initial public offering. SAP will allocate a portion of its insurance costs to us that is commensurate with the coverage we receive and SAP’s historical practice with its subsidiaries and we will also pay or reimburse SAP, as the case may be, for premium expenses, deductibles or retention amounts, amounts for fronted policies, retrospective premium adjustments and all other costs and expenses that SAP may incur in connection with the insurance coverage SAP maintains for us. The term of the insurance matters agreement will continue until SAP ceases owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, unless it is terminated sooner by us in the event that we determine to cease to be included in SAP’s insurance policies with 120 days’ notice to SAP in advance of the applicable renewal date of such policy or policies, by SAP with 150 days’ notice in advance of the applicable renewal date of such policies or by either party in the event of a material uncured breach by the other party.
Stockholders’ Agreement
The stockholders’ agreement contains agreements relating to registration rights and governs certain aspects of the relationship between SAP, Q II, Silver Lake and us.
Registration Rights. Pursuant to the stockholders’ agreement, we have provided SAP with certain registration rights because the shares of our common stock held by SAP are deemed “restricted securities” as defined in Rule 144 under the Securities Act. Accordingly, SAP may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of SAP, we will use our reasonable best efforts to register shares of our common stock that are held by SAP, or subsequently acquired, for public sale under the Securities Act. SAP may request up to one registration in any calendar quarter. We have also provided SAP with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which SAP may request its shares be included.
SAP may not transfer its registration rights other than to an affiliate. SAP’s registration rights will terminate on the earlier of the date on which SAP has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by SAP may be sold without restriction pursuant to Rule 144 of the Securities Act.

We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by SAP, except that SAP will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock. The stockholders’ agreement also granted Q II and Silver Lake certain registration rights, including demand registration rights, in the case of Silver Lake, and “piggy-back” rights. It also provides for the right for Silver Lake to designate one member of our board of directors so long as it maintains a specified level of beneficial ownership in our common stock.
Real Estate Matters Agreement
The real estate matters agreement governs our license from SAP of the right to continue to use and occupy certain spaces at SAP facilities. Such real estate license services will be provided to us in a substantially similar manner to similar services provided by SAP to other SAP entities. Among other terms, the real estate matters agreement sets forth the terms and conditions applicable to the allocation of space by facility and associated pricing.
Certain shared real estate locations set forth within the real estate matters agreement are not subject to the real estate matters agreement and are governed by certain operating license agreements executed prior to our initial public offering which will remain in effect.
We will indemnify SAP for any claims related to our use of the real estate license services rendered under the Agreement. We must indemnify SAP for any payments made pursuant to guarantee obligations with respect to our real estate leases and, to the extent any such guarantee obligations remain in effect following the time that SAP ceases to own shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, we will either cause the guarantee to be terminated or compensate SAP with the market rate for a comparable bank guarantee. Prior to the completion of any change of our control transaction at a time when SAP no longer owns shares representing a majority of the votes entitled to be cast by all holders of our common stock, any such guarantee that remains in effect must be terminated.
The real estate matters agreement has an initial three-year term which will automatically renew for additional one year terms unless terminated by the parties. Any of the real estate license services are terminable by either party with 120 days’ notice to the other party or upon notice upon a 30-day uncured material breach by the other party. The real estate matters agreement also terminates 60 days after our change of our control, including when SAP ceases to own shares representing a majority of the votes entitled to be cast by all holders of our common stock. Any additional license services that are not reflected on an amendment may be terminated at any time.
Certain Other Arrangements

We have entered into certain arrangements for services and products with SAP and its affiliates. Our consolidated statements of operations and comprehensive income statements included in our Annual Report on Form 10-K for fiscal year 2022 filed with the SEC on February 24, 2023 include all revenues and costs directly attributable and/or allocable to us, including costs for facilities, functions, and services used by us. The year ended December 31, 2022 consolidated statement of operations also includes expenses of SAP directly charged or allocated to us for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. Certain costs are allocated to us based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of revenues or headcount. These charges were determined based on actual expenses incurred on Qualtrics’ behalf or by usage. See Note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year 2022 filed with the SEC on February 24, 2023.
Separation Agreement
As previously disclosed, on March 12, 2023, concurrently with the execution of the Merger Agreement (as defined below), the company and SAP entered into a Separation Agreement (the “Separation Agreement”), which governs, among other things, the terms of the separation of the company’s business from SAP.

The Separation Agreement requires the parties to use commercially reasonable efforts to take certain actions in respect of separating certain shared operations and resources of the company and SAP so that the company can operate on a standalone basis independent of SAP following the closing of the Merger (the “Separation”). If the Separation has not been fully completed prior to the closing of the Merger, the company and SAP will enter into a transition services agreement on mutually agreed terms under which SAP may continue providing certain support services and assistance to the company after closing of the Merger on a transitional basis.

Transactions with Silver Lake

Merger Agreement

As previously disclosed, on March 12, 2023, the company entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the company, Quartz Holdco, LLC, a Delaware limited liability company (“Parent”), and Quartz MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the company (the “Merger”), with the company surviving the Merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Silver Lake Group, L.L.C. (“Silver Lake”).

As a result of the Merger, each share of Class A common stock of the Company, par value $0.0001 per share (“Class A Common Stock”), and Class B common stock of the Company, par value $0.0001 per share (“Class B Common Stock” and together with Class A Common Stock, the “Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (subject to certain exceptions, including shares of Common Stock owned by the company, Merger Sub, Parent or any of their respective direct or indirect wholly owned subsidiaries and shares of Common Stock owned by stockholders of the company who have validly demanded and not withdrawn appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will, at the Effective Time, automatically be cancelled and converted into the right to receive $18.15 in cash (the “Merger Consideration”), without interest and subject to applicable withholding taxes.

The board of directors of the company, after considering the unanimous recommendation of the independent subcommittee of the audit committee of the board of directors of the company, has approved the Merger Agreement and the transactions contemplated thereby and the necessary stockholder approval has been duly executed and delivered, adopting and approving the Merger Agreement and the transactions contemplated thereby. Completion of the Merger remains subject to certain closing conditions, including (1) the expiration or termination of any applicable waiting period under the HSR Act and the obtainment of regulatory clearances or approvals under certain specified foreign antitrust laws and foreign investment laws, (2) the absence of any law enjoining, restraining or otherwise prohibiting or making illegal the consummation of the Merger, (3) the accuracy of the other party’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (4) compliance in all material respects with the other party’s covenants, agreements and obligations under the Merger Agreement, and (5) no Material Adverse Effect (as defined in the Merger Agreement) having occurred and being continuing since the date of the Merger Agreement. Subject to the satisfaction or waiver of such closing conditions, the parties expect the transaction to close in the second half of 2023.

If the Merger is consummated, Class A Common Stock will be delisted from the Nasdaq Global Select Market and deregistered under the Exchange Act.

Relationship with Q II
We are party to a Class A common stock purchase agreement with Q II, an entity controlled by Ryan Smith, dated as of December 8, 2020. Pursuant to the stock purchase agreement, Q II agreed to purchase 6,000,000 shares of our Class A common stock at a price of $20.00 per share, for an aggregate purchase price of $120 million, which transaction was completed on December 21, 2020 (the “Q II investment”).

Pursuant to the Q II investment, we granted Q II certain rights under our stockholders’ agreement, including “piggyback” registration rights with respect to our Class A common stock that may be exercised after the date that is 18 months after January 28, 2021, subject to standard cutback provisions imposed by underwriters which will be applied pro rata with other holders exercising such rights.
Transactions with the Utah Jazz
In December 2020, Ryan Smith, our Founder and Executive Chair, acquired a majority interest in the Utah Jazz basketball franchise, the associated venue, and certain related sports teams and operations and business interests. In 2019, the company entered into multi-year agreements with the Utah Jazz related to ticket purchases, advertising, sponsorships, and the Utah Jazz Five for the Fight Campaign, under which we were billed $7.7 million during the year ended December 31, 2022. We are party to various order forms with the Utah Jazz for the use of our XM Platform and other research services under which we billed the Utah Jazz about $0.3 million for the year ended December 31, 2022.
Transactions with Zoom Video Communications, Inc.
Kelly Steckelberg joined our board of directors in February 2021 and has been the chief financial officer of Zoom Video Communications, Inc. (“Zoom”) since November 2017. We are party to a services agreement with Zoom for the use of our XM Platform under which we billed Zoom $0.3 million for the year ended December 31, 2022. We currently provide services to Zoom. Additionally, we are party to a subscription agreement with Zoom for our use of Zoom services under which we paid Zoom $0.9 million for the year ended December 31, 2022. We currently receive services from Zoom. Our transactions with Zoom are arms-length agreements entered into in the ordinary course of business.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We expect to maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Our policy regarding transactions between us and related persons provides that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. An investor may obtain a written copy of this policy, once adopted, by sending a written request to Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604, attention: Legal Department. Our audit committee charter provides that our audit committee shall review and approve or disapprove certain related party transactions, including material transactions with SAP.

REPORT OF THE AUDIT COMMITTEE
The information contained in this audit committee report shall not be deemed to be “soliciting material,” “filed” with the SEC, subject to Regulations 14A or 14C of the Exchange Act, or subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this report appears, except to the extent that Qualtrics International Inc. specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.
The audit committee’s general role is to assist the board in monitoring the Company’s financial reporting process and related matters. The audit committee’s specific responsibilities are set forth in its charter.
The audit committee has reviewed the Company’s consolidated financial statements for its fiscal year ended December 31, 2022 and met with its management team, as well as with representatives of KPMG LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB).
In addition, the audit committee received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of KPMG LLP its independence.
Based on the review and discussions described above, the audit committee recommended to the board of directors that the Company’s audited consolidated financial statements for its fiscal year ended December 31, 2022 be included in its Annual Report on Form 10-K for its 2022 fiscal year.
THE AUDIT COMMITTEE

Kelly Steckelberg (Chair)
Egon Durban
Omar Johnson

PROPOSAL ONE:
ELECTION OF DIRECTORS
The following individuals are nominated for election to the board of directors at the Annual Meeting, all of whom are currently serving on our board of directors:
•Ritu Bhargava
•Egon Durban
•Sindhu Gangadharan
•Omar Johnson
•Christian Klein
•Robin Manherz
•Luka Mucic
•Scott Russell
•Zig Serafin
•Ryan Smith
•Kelly Steckelberg

Each director must be elected by the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) cast at a meeting for the election of directors at which a quorum is present with respect to such director, which means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” the director. If you do not instruct your broker, bank, or other nominee how to vote with respect to this proposal, your broker, bank, or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast for or against a nominee’s election and, thus, will have no effect on the election of directors.

Pursuant to our amended and restated bylaws, if a nominee for director is not elected, the director shall offer to tender his or her resignation to our board of directors. The nominating and corporate governance committee will make a recommendation to our board of directors to accept or reject the resignation or whether other action should be taken. Our board of directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who has so tendered his or her resignation will not participate in the board of directors’ decision.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
The relevant experiences, qualifications, attributes, or skills of each nominee that led our board of directors to recommend the above persons as a nominee for director are described in the section of this proxy statement entitled “Executive Officers, Directors, and Corporate Governance.”
The board of directors recommends a vote "FOR" the election of each of the nominated directors.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected BDO USA, LLP to be our independent registered public accounting firm for the fiscal year ending December 31, 2023, and recommends that the stockholders vote for ratification of such appointment. KPMG LLP was previously engaged as our independent registered public accounting firm since 2019 until their dismissal effective February 24, 2023.. Further, under the master transaction agreement with SAP, we have agreed, subject to applicable law, to use the same independent certified public accountants as those selected by SAP. The ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 requires the affirmative vote of a majority of the votes of the shares of our Class A common stock and Class B common stock (voting together as a single class) present virtually or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote "AGAINST" this proposal. Broker non-votes, if any, will have no effect on the outcome of this proposal. In the event of a negative vote on such ratification, the audit committee will reconsider its appointment. We expect representatives of KPMG LLP and BDO USA, LLP to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.
Audit and Related Fees
The following table sets forth the aggregate fees for audit and other services provided by KPMG LLP for the years ended December 31, 2022 and 2021. All of the 2022 and 2021 services were approved by the Qualtrics audit committee.

	2022	2021
Audit fees (1)	$2,914,500	$2,617,242
Audit-related fees (2)	160,000	159,238
Tax fees	—	—
All other fees (3)	25,000	—
Total fees	$3,099,500	$2,776,480
_________________________________
(1) Audit fees consist of fees for professional services provided in connection with the audit of the consolidated financial statements, foreign statutory audits, registration statement filings and the audit as a component of the SAP consolidated financial statements.
(2) Audit-related fees are for service organization attestation professional services.
(3) All other fees consist of fees for services other than the services reported in audit fees, audit-related fees, and tax fees.

In accordance with its charter, the audit committee is required to pre-approve all auditing services and the terms thereof and non-audit services to be provided by our independent registered public accounting firm. As part of its review, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on auditor independence of the SEC and the Public Company Accounting Oversight Board. The audit committee has pre-approved all services provided by our independent registered public accounting firm since its charter was adopted in connection with our initial public offering.
The board of directors recommends a vote "FOR" the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the company’s directors, executive officers and persons who own more than 10% of the company’s common stock to file with the SEC reports of ownership and changes in ownership of the company’s common stock. Such persons are required by regulations of the SEC to furnish the company with copies of all such filings. Based solely on our review of such reports filed with the SEC during or with respect to the fiscal year ended December 31, 2022, we believe that all Section 16(a) filing requirements were complied with except for one Form 3 for Brian Stucki with respect to two holdings and one Form 4 for each of Brian Stucki, Chris Beckstead, DP Brightful and Bill McMurray with respect to one transaction each and two Forms 4 for each of John Thimsen and Rob Bachman with respect to one transaction each. The transactions were not reported timely due to administrative oversight.

OTHER MATTERS
Information Referenced in this Proxy Statement
The content of the websites referred to in this proxy statement are not deemed to be part of, and are not incorporated by reference into, this proxy statement.
Other Business
The board of directors does not presently intend to bring any other business before the 2023 Annual Meeting of Stockholders, and, so far as is known to it, no matters are to be brought before the Annual Meeting except as specified in the notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons appointed and voting such proxies.
Whether or not you expect to attend the Annual Meeting, please vote via the Internet or by telephone, or, if you requested to receive printed proxy materials, please complete, date, sign, and promptly return the accompanying proxy in the enclosed postage paid envelope, so that your shares may be represented at the Annual Meeting.

APPENDIX A: NON-GAAP RECONCILIATIONS

Non-GAAP Financial Measures

To supplement our financial results, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly-titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP measures to assist investors in seeing our financial performance using a management view, and because we believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry. You should consider non-GAAP results alongside other financial performance measures and results presented in accordance with GAAP. In addition, in evaluating non-GAAP results, you should be aware that in the future we will incur expenses such as those that are the subject of adjustments in deriving non-GAAP results and you should not infer from our non-GAAP results that our future results will not be affected by these expenses or any unusual or non-recurring items.

Non-GAAP operating income, non-GAAP operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share: We define these non-GAAP financial measures as the respective GAAP measures, excluding equity and cash settled stock-based compensation expenses, including employer payroll tax on employee stock transactions, amortization of acquired intangible assets, acquisition related costs, changes in the fair value of our distribution liability for our tax sharing agreement with SAP, and the tax impact of the non-GAAP adjustments, as applicable. When evaluating the performance of our business and making operating plans, we do not consider these items (for example, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants). We believe it is useful to exclude these expenses in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies and over multiple periods.

Non-GAAP Operating Income and Margin

	Year Ended December 31,
	2022	2021

GAAP operating loss	$(1,048,975)	$(1,053,833)
Add: Stock-based compensation expense, including cash settled(1)	1,052,595	1,057,140
Add: Amortization of acquired intangible assets	53,305	14,130
Add: Acquisition related costs	$866	$14,489
Non-GAAP operating income	$57,791	$31,926
Non-GAAP operating margin	4%	3%

We calculate non-GAAP operating income as GAAP operating loss excluding equity and cash settled stock-based compensation expense, including employer payroll tax on employee stock transactions, amortization of acquired intangible assets, and acquisition related costs. Non-GAAP operating margin is calculated as non-GAAP operating income divided by total revenue.

Non-GAAP Net Income (Loss) and Net Income (Loss) Per Share

	Year Ended December 31,
	2022	2021

GAAP net loss	$(1,061,478)	$(1,059,146)
Add: Stock-based compensation expense, including cash settled(1)	1,052,595	1,057,140
Add: Amortization of acquired intangible assets	53,305	14,130
Add: Acquisition related costs	866	14,489
Add: Change in fair value of distribution liability for tax sharing agreement	(6,500)	(13,500)
Add: Tax impact of the non-GAAP adjustments	(13,816)	(19,132)
Non-GAAP net income (loss)	$24,972	$(6,019)

Weighted-average Class A and Class B shares used in computing non-GAAP net income (loss) per share attributable to common stockholders, basic	584,285,678	516,869,588
Non-GAAP net income (loss) per share attributable to common stockholders, basic	$0.04	$(0.01)

Weighted-average Class A and Class B shares used in computing non-GAAP net income (loss) per share attributable to common stockholders, diluted	584,962,603	516,869,588
Non-GAAP net income (loss) per share attributable to common stockholders, diluted	$0.04	$(0.01)

We calculate non-GAAP net income (loss) as GAAP net loss excluding equity and cash settled stock-based compensation expense, including employer payroll tax on employee stock transactions, amortization of acquired intangible assets, acquisition related costs, changes in the fair value of our distribution liability for our tax sharing agreement with SAP, and the tax impact of the non-GAAP adjustments. Non-GAAP net income (loss) per share is calculated as non-GAAP net income (loss) divided by the weighted-average Class A and Class B shares attributable to common stockholders.
________________
(1)Our stock-based compensation expense reflects the recognition of both equity-classified awards and liability-classified awards. Liability-classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. Liability-classified awards are recorded according to mark-to-market accounting. On January 28, 2021, the Company completed a voluntary exchange offer pursuant to which 5.4 million cash-settled legacy restricted stock awards, restricted stock unit (RSU) awards, and options (together, Qualtrics Rights) and 1.3 million cash-settled SAP RSU awards were exchanged into 12.8 million equity-settled Qualtrics RSU awards, representing 93% of the outstanding Qualtrics Rights and SAP RSU awards. On September 13, 2021, the Company completed an additional voluntary exchange offer for certain employees in Australia that were not eligible for the January 28, 2021 exchange, pursuant to which less than 0.1 million cash-settled Qualtrics Rights and SAP RSU awards were exchanged and modified into equity-settled Qualtrics RSU awards.

qualtrics XM

QUALTRICS INTERNATIONAL INC.
222 WEST RIVER PARK DRIVE
PROVO, UT 84604

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/XM2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 23, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V09641-P90062 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

QUALTRICS INTERNATIONAL INC.

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Ritu Bhargava	☐	☐	☐
1b. Egon Durban	☐	☐	☐
1c. Sindhu Gangadharan	☐	☐	☐
1d. Omar Johnson	☐	☐	☐
1e. Christian Klein	☐	☐	☐
1f. Robin Manherz	☐	☐	☐
1g. Luka Mucic	☐	☐	☐
1h. Scott Russell	☐	☐	☐
1i. Zig Serafin	☐	☐	☐
1j. Ryan Smith	☐	☐	☐
1k. Kelly Steckelberg	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐

NOTE: The proxies may vote in their discretion upon any other matters as may properly come before the meeting or any adjournments, continuations or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V09642-P90062

QUALTRICS INTERNATIONAL INC.
Annual Meeting of Stockholders
May 24, 2023 10:30 AM Mountain Time
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Zig Serafin, Rob Bachman and Blake Tierney, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock and Class B common stock of QUALTRICS INTERNATIONAL INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM Mountain Time on May 24, 2023, at www.virtualshareholdermeeting.com/XM2023, and any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side